Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED OCTOBER 27, 2014

BY AND AMONG

THE TORO COMPANY,

NORTHERN STAR INDUSTRIES, INC.,

AND ITS

SHAREHOLDERS NAMED HEREIN

TABLE OF CONTENTS

ARTICLE 1 PURCHASED ASSETS; LIABILITIES		1
1.1	Purchase and Sale of Assets	1
1.2	Retained Assets	3
1.3	Assumed Liabilities	4
1.4	Retained Liabilities	4

ARTICLE 2 PURCHASE PRICE		6
2.1	Purchase Price	6
2.2	Pre-Closing Inventory Count; Estimated Net Assets	7
2.3	Post-Closing Adjustment	7
2.4	Tax Allocation	9

ARTICLE 3 CLOSING		10
3.1	Closing; Closing Date	10
3.2	Seller Closing Deliveries	10
3.3	Buyer Closing Deliveries	12
3.4	Appointment of Shareholder Representative	12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING SELLER		14
4.1	Organization, Standing and Corporate Power	15
4.2	Capitalization; Stock Ownership	15
4.3	Authority; Approvals	15
4.4	Absence of Breach	16
4.5	Consents and Filings	17
4.6	Financial Statements; No Undisclosed Liabilities	17
4.7	Absence of Certain Changes	18
4.8	Real Property	18
4.9	Tangible Personal Property	19
4.10	Inventory	20
4.11	Accounts Receivable	20
4.12	Proceedings; Orders	20
4.13	Compliance with Laws; Permits; Regulatory and Product Safety Matters	20
4.14	Tax Matters	22
4.15	Employment Matters	23
4.16	Employee Benefits	24
4.17	Intellectual Property	25
4.18	Insurance	26
4.19	Contracts	26
4.20	Environmental Matters	28
4.21	Dealers and Suppliers	29
4.22	Products and Warranties	30
4.23	Sufficiency of Purchased Assets	30
4.24	Manufacturing and Marketing Rights	31

i

4.25	Product Liability Claims	31
4.26	Absence of Certain Business Practices	31
4.27	Related Party Transactions	32
4.28	Brokers	32
4.29	Baker Tilly Virchow Krause, LLP	32
4.30	No Misstatements	32
4.31	No Other Representations and Warranties	32

ARTICLE 5 REPRESENTATIONS AND WARRANTIES REGARDING SELLER SHAREHOLDERS		33
5.1	Organization; Standing; Corporate Power	33
5.2	Authority; No Breach	33
5.3	Consents and Filings	34
5.4	Brokers	34

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		34
6.1	Organization; Standing; Corporate Power	34
6.2	Authority; No Breach	35
6.3	Consents and Filings	35
6.4	Brokers	36
6.5	Baker Tilly Virchow Krause, LLP	36
6.6	Financing	36
6.7	No Misstatements	36
6.8	No Other Representations and Warranties	36

ARTICLE 7 PRE-CLOSING COVENANTS AND AGREEMENTS		36
7.1	Conduct of Business	36
7.2	No Solicitation	38
7.3	Access to Information; Confidentiality	39
7.4	Reasonable Efforts; Notification	40
7.5	Real Property	41
7.6	Employees	42
7.7	No Plan Amendment or Third Party Rights	43

ARTICLE 8 OTHER COVENANTS AND AGREEMENTS		43
8.1	Public Announcement	43
8.2	Confidentiality	44
8.3	Noncompetition; Nonsolicitation	45
8.4	Transfer Taxes	47
8.5	Payment of Retained Liabilities; Collection of Accounts Receivable	47
8.6	Retention of and Access to Records	48
8.7	Preparation of Financial Statements	49
8.8	Iron Mountain Operations	49
8.9	Further Assurances	50
8.10	Intentionally Omitted	50
8.11	Unused Inventory Items	50
8.12	Bulk Sales Laws	50
8.13	Personal Property Taxes	50

ARTICLE 9 CONDITIONS TO CLOSING		50
9.1	Conditions to Buyer’s, Seller’s and Seller Shareholders’ Obligations	50
9.2	Conditions to Buyer’s Obligations	51
9.3	Conditions to Obligation of Seller and Seller Shareholders	52

ARTICLE 10 TERMINATION		52
10.1	Termination	52
10.2	Obligations Upon Termination	53

ARTICLE 11 SURVIVAL AND INDEMNIFICATION		53
11.1	Survival	53
11.2	Indemnification of Seller Indemnified Parties	53
11.3	Indemnification of Buyer Indemnified Parties	54
11.4	Limitations on Indemnification	56
11.5	Indemnification Claims Procedures	59
11.6	Payment of Indemnification Claims	60
11.7	Third Party Proceedings	60
11.8	Tax Treatment	62
11.9	Exclusive Remedy	62

ARTICLE 12 MISCELLANEOUS PROVISIONS		62
12.1	Interpretation and Usage	62
12.2	Amendment and Modification	63
12.3	Waiver of Compliance; Consents	64
12.4	No Third Party Beneficiaries	64
12.5	Fees and Expenses	64
12.6	Notices	64
12.7	Assignment	65
12.8	Governing Law; Arbitration and Mediation	66
12.9	Counterparts	67
12.10	Enforcement	67
12.11	Entire Agreement	67
12.12	Severability	68
12.13	Waiver of Jury Trial	68
12.14	Definitions	68

Appendix A	Written Consent Language
Exhibit A	Form of Promissory Note
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Patent Assignment Agreement
Exhibit E	Form of Trademark Assignment Agreement
Exhibit F	Form of Opinion of Seller’s Counsel
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Employment Agreement
Exhibit I	Form of Collateral Subordination Agreement
Exhibit J	Form of Personnel Agreement
Exhibit K	Form of Opinion of Buyer’s Counsel

Seller Disclosure Schedule

Purchased Assets
Schedule 1.1(a)	Tangible Personal Property
Schedule 1.1(c)	Prepaid Expenses
Schedule 1.1(d)	Assigned Contracts
Schedule 1.1(e)	Patents, Marks and Copyrights
Schedule 1.1(f)	Permits
Schedule 1.1(g)	Real Property
Schedule 1.1(i)	Telephone and Facsimile Numbers, Email Addresses and Internet Domain Names
Schedule 1.1(k)	Other Purchased Assets

Retained Assets
Schedule 1.2(c)	Assets, Properties and Rights Exclusive to Retained Business
Schedule 1.2(j)	Retained Assets
Schedule 1.2(k)	Retained Computer Equipment

Other Schedules
Schedule 2.1	Net Assets Valuation Principles
Schedule 3.2(k)	Required Consents
Schedule 7.1	Conduct of Business
Schedule 8.11	Specified Inventory for Obsolescence Reimbursement
Schedule 11.3	Specific Indemnified Matters
Schedule 12.14	Permitted Encumbrances

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of October 27, 2014, by and among The Toro Company, a Delaware corporation (“Buyer”), Northern Star Industries, Inc., a Michigan corporation (“Seller”), and each of the shareholders of Seller, all of whom are listed on the signature page hereto (each, a “Seller Shareholder”).

RECITALS

A. This Agreement sets forth the terms and conditions upon which Seller will sell to Buyer, and Buyer will purchase from Seller, the assets of Seller’s snow and ice management business, which business is conducted as a separate operating division of Seller and is referred to by Seller as its “BOSS Business” (the “Business”).

B. Unless otherwise defined herein, capitalized terms used in this Agreement will have the meanings specified in Section 12.14.

C. The board of directors and shareholders of Seller have approved this Agreement, each of the Ancillary Documents and the transactions contemplated hereby.

D. The board of directors of Buyer has approved this Agreement and the transactions contemplated hereby.

E. The Seller Shareholders collectively own 100% of the outstanding voting and non-voting capital stock of Seller and each Seller Shareholder will receive substantial monetary and other benefits from the transactions contemplated hereby and, in connection therewith, are undertaking certain obligations in order to induce Buyer to enter into this Agreement and complete the transactions contemplated hereby.

F. Prior to the execution of this Agreement, the sole holder of voting capital stock of Seller adopted and approved this Agreement and the transactions contemplated hereby by executing, adopting and delivering to Seller the written consent attached as Appendix A (the “Written Consent”).

In consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

PURCHASED ASSETS; LIABILITIES

1.1 Purchase and Sale of Assets. Subject to the terms and conditions contained in this Agreement, at the Closing, Seller will, and will cause its Affiliates to, sell, convey, transfer, assign and deliver to Buyer or its designated Affiliate, and Buyer will purchase and receive from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all assets, properties and rights of Seller as of the Closing that are used in, held for use in, or required for the continued operation of the Business, in each case wherever located and whether or not the asset, property or right appears on Seller’s books and records, including the following (collectively, excluding only the Retained Assets, the “Purchased Assets”):

(a) all (i) vehicles set forth on Schedule 1.1(a), (ii) production and machinery equipment and office furniture and equipment located at the Owned Real Property, (iii) personal computers and laptop computers that are assigned to a Business Employee or that are assigned to a specific workstation located at the Owned Real Property, and (iv) tooling, supplies and materials and any other items of tangible personal property (other than the Inventory), together with any express or implied warranty by the manufacturers, lessors or suppliers of such assets or any component thereof and all maintenance records and other documents relating thereto, including those items set forth on the attached Schedule 1.1(a) (the “Tangible Personal Property”);

(b) all inventories, wherever located and whether in transit or in storage, including all finished goods, work in process and raw materials, and all packaging materials, spare and replacement parts, and all other materials and supplies to be used, sold, resold or distributed by the Business, together with all express or implied warranties, rights of return, rebate rights, and all other rights relating to the foregoing (the “Inventory”);

(c) the prepaid expenses set forth on the attached Schedule 1.1(c) (the “Prepaid Expenses”);

(d) all rights and benefits under the Contracts listed on Schedule 1.1(d) (the “Assigned Contracts”);

(e) all Intellectual Property (including all Patents, Marks and Copyrights listed on Schedule 1.1(e)), all tangible and electronic embodiments of the Intellectual Property, and all rights to institute or maintain any Proceeding or other action to protect the Intellectual Property or recover damages for any past or present infringement thereof;

(f) all Permits relating to the Business to the extent transferable under applicable Law, including those listed on Schedule 1.1(f);

(g) all right, title and interest of Seller in the Owned Real Property and all of Seller’s interest therein and all right, title and interest in the Leases listed on Schedule 1.1(g);

(h) all information, books and records, including files, computer files and records, invoices, credit and sales records, personnel records of Business Employees (subject to applicable Law), customer lists (including copies of customer Contracts), supplier lists (including supplier cost information), prospect lists (including mailing and calling lists), manuals, drawings, business plans and other plans and specifications, accounting and financial books and records, sales literature, price lists and discounts, promotional signs and literature, marketing and sales programs, manufacturing and quality control records and procedures and know-how, in each case that are used in, held for use in or required for the continued operation of the Business (the “Business Information”);

(i) telephone and facsimile numbers, email addresses and Internet domain names including those set forth in Schedule 1.1(i), and all other intangible rights and properties related to the Business or the Purchased Assets, including going concern value and goodwill, and all rights to institute or maintain any action to protect the same and recover damages for any misappropriation or misuse thereof;

(j) all claims of Seller against Third Parties or any other Person arising out of the operation of the Business (unless relating exclusively to Retained Assets or Retained Liabilities) or arising from or relating to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, matured or unmatured, known or unknown, contingent or not contingent, including all insurance benefits, rights and proceeds and all rights arising from or relating to deposits, prepaid expenses, claims for refunds and rights to set-off; and

(k) the computer hardware and software and other assets set forth in Schedule 1.1(k) hereto.

1.2 Retained Assets. Buyer is not purchasing from Seller, and Seller is not selling to Buyer, any of the following (collectively, the “Retained Assets”):

(a) all cash, cash equivalents and marketable securities;

(b) all accounts and notes receivable outstanding as of the Closing, whether or not arising out of the operation of the Business (the “Accounts Receivable”);

(c) all assets, properties and rights of Seller relating exclusively to Seller’s Systems Control Division, including those listed on Schedule 1.2(c);

(d) other than the Owned Real Property and all right, title and interest of Seller in the Leases listed on Schedule 1.1(g), all Facilities and other Real Property, whether owned or leased (it being understood that any machinery or equipment used, held for use, useful in or otherwise associated with the Business, including the Tangible Personal Property, regardless of whether attached or affixed to a Facility or Real Property, shall not be considered a Retained Asset under this Section 1.2(d));

(e) all Contracts (other than the Assigned Contracts) and the Plans;

(f) all loans due from officers or shareholders of Seller;

(g) Seller’s governance documents and corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers and tax permits, seals, minute books, stockholder and stock transfer records and all other similar corporate records of Seller (although Buyer will be given reasonable access to and copies of such documents pursuant to Section 8.6);

(h) all income, property and other Tax refunds relating to Tax obligations of Seller to the extent not reflected on the Final Closing Balance Sheet;

(i) all rights and claims of Seller and the Seller Shareholders (A) under this Agreement and all Ancillary Documents or (B) except as set forth in Section 1.1(j), under all insurance policies and programs maintained by any of them at any time prior to the Closing, including all product liability coverage, any coverage applicable to any properties or assets described in Section 1.2(c) or Section 1.2(d) above and any policy under which Seller is responsible for administering claims under this Agreement or any Ancillary Document;

(j) the assets set forth in Schedule 1.2(j) hereto; and

(k) the computer equipment and hardware listed on Schedule 1.2(k).

1.3 Assumed Liabilities. At the Closing, Buyer will assume and agree to pay, perform and discharge when due only the following Liabilities of Seller, in each case to the extent exclusively related to the Business (collectively, the “Assumed Liabilities”):

(a) those Liabilities that arise after the Closing Date under the Assigned Contracts, in each case in accordance with the stated written terms thereof (but excluding (i) any Liability to the extent arising out of or relating to any Breach by Seller thereunder or as a result of the Closing (except for a failure to obtain a consent listed on Schedule 3.2(k)) and (ii) any indemnification or similar Liabilities thereunder (whether or not based on a Breach) to the extent arising out of or relating to actions, omissions, circumstances or events occurring or existing on or prior to the Closing Date or as a result of the Closing) (except for a failure to obtain a consent listed on Schedule 3.2(k));

(b) any Liability to customers of the Business in accordance with the stated written terms of the warranties disclosed in Schedule 4.22 given to customers of the Business in the Ordinary Course of Business prior to the Closing Date, but specifically excluding any Product Liability Claim or personal injury claim, whenever made, that arises out of any finished good inventory in existence as of the Closing and included in the Purchased Assets (“Existing Finished Goods”) or the use or operation of the products manufactured or sold, or services provided, by the Business prior to the Closing (the “Assumed Warranty Liabilities”);

(c) any trade accounts payable, vouchers payable and accrued expenses, including accruals for marketing programs or co-operative advertising and municipal discounts, incurred in the Ordinary Course of Business (but excluding (i) any amounts owing to a Seller Shareholder or to any Affiliate of Seller and (ii) all costs, fees and expenses described in Section 12.5) (the “Assumed Accounts Payable”); and

(d) the accrued but unused vacation balance and accrued sick pay, and accrued compensation, bonuses and commissions, in each case of each Business Employee who becomes a Hired Business Employee on the Buyer Employment Start Date (the “Assumed Employee Liabilities”).

1.4 Retained Liabilities. Except for the Assumed Liabilities, Buyer is not assuming and expressly disclaims the assumption of any Liabilities of Seller, whether or not such Liabilities arise from or relate to the Business or the Purchased Assets (all Liabilities of Seller

other than the Assumed Liabilities are referred to herein as the “Retained Liabilities”). Without limiting the generality of the foregoing, and solely for purposes of clarity, the Retained Liabilities include:

(a) all Liabilities arising from or relating to products manufactured or sold, or services provided, by Seller in operating the Business on or prior to the Closing, including Liabilities arising from or relating to Product Liability Claims (other than any Assumed Warranty Liabilities), personal injury claims, rebates, credits, discounts, cost guarantees, price commitments, price allowances or incentives;

(b) all Liabilities arising from or relating to Indebtedness (including any Encumbrances securing such Indebtedness), accrued expenses, accounts payable, or other payment obligations of Seller that do not constitute or are excluded from the Assumed Liabilities;

(c) all Liabilities of Seller arising from or relating to the Assigned Contracts that do not constitute or are excluded from the Assumed Liabilities;

(d) all Liabilities of Seller for Taxes whenever and however arising, including Taxes arising from or relating to the transactions contemplated by this Agreement (other than as set forth in Section 8.4), Taxes arising from Seller’s operations and Seller’s deferred Tax obligations;

(e) all Liabilities arising from or relating to any Proceeding or Order to which Seller or any of its Affiliates is a party or is otherwise bound;

(f) all Liabilities arising from or relating to any shareholder of Seller, and any option holders, warrant holders or other owners or holders of derivative securities, convertible debt or similar rights relating to any capital stock or other equity of Seller, including Liabilities relating to amounts which may be distributed or paid to such Persons in connection with the transactions contemplated by this Agreement;

(g) other than the Assumed Employee Liabilities and Buyer’s obligations under Section 11.2(d), and subject to the terms of the Transition Services Agreement and the Personnel Agreement, all Liabilities arising from or relating to the employment, retention or termination of employment by Seller of all Business Employees and any other current or former officers, directors, employees or independent contractors of Seller, including all Liabilities for salaries, bonuses, option payouts, withholding, expense reimbursements, benefits or severance payments and all Liabilities to indemnify, reimburse or advance any amounts to any officer, director, employee, consultant or other agent or representative of Seller (whether in connection with the transactions contemplated by this Agreement or otherwise);

(h) any Product Liability Claim or personal injury claim, whenever made, that arises out of any Existing Finished Goods or the use or operation of the products manufactured or sold, or services provided, by the Business prior to the Closing; and

(i) except for those Liabilities specifically described in Section 1.3, all Liabilities otherwise arising from or relating to Seller’s use, ownership or operation of the Business or the Purchased Assets on or prior to the Closing, including all Liabilities of Seller under applicable Environmental Laws and all matters identified on Schedule 4.20.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price.

(a) In addition to the assumption by Buyer of the Assumed Liabilities, the consideration for the Purchased Assets (the “Purchase Price”) will be (i) $227,300,000 plus (ii) the book value as of the Closing of the Inventory plus (iii) the book value as of the Closing of the Prepaid Expenses minus (iv) the book value as of the Closing of the Assumed Liabilities, it being agreed that for purposes of the Assumed Liabilities described in Section 1.3(b), the book value of such Assumed Liability will be the reserve for warranty expenses set forth on the Final Closing Balance Sheet. The net amount of the foregoing clauses (ii), (iii) and (iv), as set forth on the Final Closing Balance Sheet which shall be prepared in accordance with the assumptions and methodologies used in preparing the audited balance sheet of the Seller as at December 31, 2013 that was previously delivered to Buyer and such other assumptions and methodologies (including as to inventory valuation and the establishment of general and specific reserves) described on Schedule 2.1 attached hereto, is referred to herein as the “Closing Net Assets”. In the event of any conflict between Schedule 2.1 and this ARTICLE 2, Schedule 2.1 shall govern and control with respect to the matters set forth therein. The Purchase Price will be payable as described in the remaining provisions of this Section 2.1 and will be subject to adjustment in accordance with Section 2.3.

(b) All of the Purchase Price will be payable in cash except for $30,000,000 which will be paid by an unsecured promissory note issued by Buyer to Seller at the Closing which note will provide for three principal payments of $10,000,000 on each of the first, second and third anniversary dates of the Closing and will bear simple interest at the rate of 4.0% per annum and will be in form and substance substantially as set forth in Exhibit A (the “Promissory Note”). All Purchased Assets other than goodwill shall be sold in exchange for cash, and any remaining Purchase Price (including the Promissory Note) not allocated to other Purchased Assets shall be applied to goodwill. The Promissory Note will serve as the first, but not the exclusive, source of funds to satisfy (i) any and all indemnification obligations of Seller and the Seller Shareholders under this Agreement except for any obligation of Seller under Section 2.3(d), Section 2.3(e) or Section 8.11 which shall be payable directly by Seller if applicable and (ii) any liquidated damages to which Buyer is entitled under the Employment Agreement, and will also be subject to offset as provided in Section 2.10(c) of the Personnel Agreement.

(c) At the Closing, an amount of cash equal to (i) $197,300,000 plus (ii) the Estimated Net Assets will be paid to Seller (the “Closing Cash Consideration”) by wire transfer of immediately available funds to a bank account designated in writing by Seller.

2.2 Pre-Closing Inventory Count; Estimated Net Assets.

(a) On or about November 1, 2014, Seller and Buyer will jointly conduct a physical count of the serialized finished goods that are included in the inventory of the Business. On or about one week before the anticipated Closing Date, Buyer and Seller will jointly conduct a physical count of up to 200 SKUs of High Value Components, or a subset thereof, and a random sample count of cut steel that are included in the inventory of the Business. The results of the foregoing inventory counts will be “rolled forward” to the Closing Date and will be used, along with the information included in Seller’s perpetual inventory record keeping system for all other inventory items, to establish the quantities of the items constituting the Inventory included in the Purchased Assets solely for purposes of calculating the Estimated Net Assets.

(b) At least five Business Days prior to the anticipated Closing Date, Seller will deliver to Buyer a certificate of Seller executed on its behalf by Seller’s chief financial officer that sets forth in reasonable detail Seller’s good faith estimate of the Closing Net Assets (the “Estimated Net Assets”), along with supporting detail therefor, such estimate to be prepared in accordance with (i) the assumptions and methodologies used in preparing the audited balance sheet of the Seller as at December 31, 2013 that was previously delivered to the Buyer, (ii) the principles of Section 2.1 and (iii) the provisions of Schedule 2.1.

2.3 Post-Closing Adjustment.

(a) Within 30 days after receipt by Buyer of the audited balance sheet of the Business as of the Closing Date as contemplated in Section 8.7 or, if Buyer waives in writing the requirement of Seller to deliver such a balance sheet then within 90 days after the Closing, Buyer will deliver to Seller a balance sheet of the Business as at the Closing Date setting forth thereon Buyer’s calculation of Closing Net Assets (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with (i) the assumptions and methodologies used in preparing the audited balance sheet of the Seller as at December 31, 2013 previously delivered to Buyer, and (ii) the principles described in Section 2.1(a) and Schedule 2.1. If an audited balance sheet of the Business as of the Closing Date is delivered pursuant to Section 8.7, the Closing Balance Sheet will be consistent with such audited balance sheet except that the same shall be adjusted as necessary to reflect the principles described in Section 2.1(a) and Schedule 2.1 thereto. The Closing Balance Sheet will incorporate, without adjustment, the quantities of the items of inventory as determined under Section 2.2(a).

(b) Seller will have 30 days after its receipt of the Closing Balance Sheet to notify Buyer in writing of any objections to the Closing Balance Sheet (including Buyer’s calculation of Closing Net Assets), specifying in reasonable detail the nature of and basis for each objection (a “Balance Sheet Objection Notice”). Seller (and Seller’s accountants and other representatives) will be given full access to all relevant books, records and employees of Buyer (and of Buyer’s accountants and other representatives) to the extent reasonably required to complete its review of the Closing Balance Sheet. If Seller fails to timely deliver a Balance Sheet Objection Notice, Seller will be deemed to have accepted and agreed to the Closing Balance Sheet (including Buyer’s calculation of Closing Net Assets) as delivered by Buyer. If Seller timely delivers a Balance Sheet Objection

Notice, Seller and Buyer will, within 30 days following the date of such notice (the “Balance Sheet Resolution Period”), attempt in good faith to resolve their differences, and any resolution between them as to disputed items will be final, binding and conclusive on, and nonappealable by, the parties hereto.

(c) If, at the conclusion of the Balance Sheet Resolution Period, Seller and Buyer have not reached an agreement regarding Seller’s objections, then all issues set forth in the Balance Sheet Objection Notice remaining in dispute may, at the election of either Seller or Buyer, be submitted for resolution to Baker Tilly Virchow Krause, LLP or such other Neutral Auditor as may be appointed by mutual agreement of the parties in accordance herewith. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne one-half by Seller and one-half by Buyer. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute before the Neutral Auditor will be borne by the party incurring such costs and expenses. The Neutral Auditor will act as an arbitrator to determine, based solely on the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditor’s determination (i) will be made within 30 days of its engagement (which engagement will be made no later than three Business Days after an election by either Seller or Buyer to submit the objections to the Neutral Auditor) or as soon thereafter as possible; (ii) will be set forth in a written statement delivered to Seller and Buyer; (iii) will be final, binding and conclusive on, and nonappealable by, the parties hereto; and (iv) will be enforceable as a judgment in any court of competent jurisdiction. The term “Final Closing Balance Sheet” means the definitive Closing Balance Sheet agreed (or deemed agreed) upon between Seller and Buyer in accordance with Section 2.3(b) or the definitive Closing Balance Sheet resulting from the determination made by the Neutral Auditor in accordance with this Section 2.3(c) (in addition to those items theretofore agreed to between Seller and Buyer).

(d) The Purchase Price will be (i) increased dollar for dollar to the extent the Closing Net Assets as reflected on the Final Closing Balance Sheet are greater than the Estimated Net Assets; or (ii) decreased dollar for dollar to the extent the Closing Net Assets as reflected on the Final Closing Balance Sheet are less than the Estimated Net Assets (any such increase or decrease is referred to as the “Adjustment Amount”). Buyer or Seller, as applicable, will pay any Adjustment Amount in full, by wire transfer of immediately available funds to an account specified in writing by the receiving party within five Business Days after the Final Closing Balance Sheet is agreed (or deemed agreed) upon between Buyer and Seller or determined by the Neutral Auditor.

(e) Buyer may elect, in its sole discretion, to conduct at any time prior to April 30, 2015 a complete physical count of all inventory items of the Business including cut steel but excluding the serialized finished goods and High Value Components actually counted prior to Closing as contemplated in Section 2.2(a). If Buyer elects to do so such a count, it will notify Seller in writing at least fourteen (14) days before the date on which the physical count will begin and Seller and its representatives will be entitled to be present to observe such counts. The physical counts will then be compared to the quantities for each item of inventory as indicated in the perpetual inventory record keeping system of the Business as of the date of the physical count and in the event that there are discrepancies between the physical counts and the inventory record keeping system, the value of the items for which there is a discrepancy (with the value being the cost for the item as it would be calculated if counted on the Closing Date as determined in accordance with the principles of Section 2.1(a) and Schedule 2.1) will be calculated, whether positive (i.e., the physical counts shows a higher quantity than the inventory record keeping system) or lower (i.e., the physical counts shows a lower quantity than the inventory record keeping system) and the aggregate net value of all discrepancies will be determined (the “Physical Count Net Adjustment”). Buyer will send its calculation of the Physical Count Net Adjustment to Seller and then Seller will have 15 days after its receipt of Buyer’s calculation to notify Buyer in writing of any objection thereto, specifying in reasonable detail the nature of and basis for its objection (a “Physical Count Objection Notice”). Seller (and Seller’s accountants and other representatives) will be given full access to all books, records and employees relevant to the Physical Count Net Adjustment of Buyer (and of Buyer’s accountants and other representatives) to the extent reasonably required to complete its review of Buyer’s calculation of the Physical Count Net Adjustment. If Seller fails to timely deliver a Physical Count Objection Notice, Seller will be deemed to have accepted and agreed to Buyer’s calculation of the Physical Count Net Adjustment. If Seller timely delivers a Physical Count Objection Notice, Seller and Buyer will, within 30 days following the date of such notice, attempt in good faith to resolve their differences, and if they cannot resolve such difference then the dispute will be submitted to the Neutral Auditor for resolution in accordance with the provisions of Section 2.3(c). After the Physical Count Net Adjustment has been agreed to or established pursuant to the foregoing provisions, 80% of the Physical Count Net Adjustment will be paid by Seller to Buyer (if there is net negative discrepancy) or 80% of the Physical Count Net Adjustment will be paid by Buyer to Seller (if there is net positive discrepancy) within five Business Days; provided, however, that no payment will be made under this Section 2.3(e) in the event that the Physical Count Net Adjustment is less than Fifty Thousand Dollars ($50,000).

2.4 Tax Allocation.

(a) Within thirty (30) days after the Final Closing Balance Sheet is agreed (or deemed agreed) upon between Buyer and Seller or determined by the Neutral Auditor in accordance with Section 2.3, Buyer will provide Seller with written notice of a proposed Purchase Price allocation for income tax purposes. Seller may either accept Buyer’s proposed allocation and file Form 8594 checking the box that the parties have agreed to allocate the Purchase Price consistent with such allocation or not accept Buyer’s proposed allocation and use a different allocation in which case Buyer will reasonably cooperate with Seller to allow Seller, if it so elects in its discretion, to conduct its appraisal. Buyer acknowledges that Seller may elect to have its own appraisal completed prior to receiving Buyer’s proposed allocation and Buyer agrees to cooperate with Seller and its appraiser in completing the same. If Seller fails to inform Buyer in writing that it is not accepting Buyer’s proposed allocation within thirty (30) days of receiving Buyer’s proposed allocation, it will be deemed to have agreed to the allocation.

(b) If Buyer and Seller agree (or are deemed to agree) on an allocation of the Purchase Price among the Purchased Assets under Section 2.4(a), then neither Buyer nor Seller will take any position (whether in financial statements, audits, Tax Returns or otherwise) which is inconsistent with such agreed upon allocation unless required to do so by applicable Law.

(c) Notwithstanding any provision in this Section 2.4 to the contrary, the parties will allocate $500,000 of the Purchase Price to the non-competition covenants provided in Section 8.3.

ARTICLE 3

CLOSING

3.1 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Oppenheimer Wolff & Donnelly LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402, within three Business Days after the conditions in ARTICLE 9 have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and on such other date as Buyer and Seller may agree in writing (such date on which the Closing occurs, the “Closing Date”). The Closing may be consummated through the remote exchange of electronic copies of executed documents on the Closing Date. The Closing of the transactions contemplated by this Agreement shall be deemed effective for Tax, accounting and other computational purposes as of 11:59 p.m. (Central Time) on the Closing Date.

3.2 Seller Closing Deliveries. At the Closing, Seller will deliver or cause to be delivered to Buyer all of the following:

(a) a bill of sale duly executed by Seller conveying the Purchased Assets to Buyer (other than the Assigned Contracts, Patents and Marks), in form and substance substantially as set forth in Exhibit B (the “Bill of Sale”);

(b) an assignment and assumption agreement duly executed by Seller in relation to the Assigned Contracts and the Assumed Liabilities, in form and substance substantially as set forth in Exhibit C (the “Assignment and Assumption Agreement”);

(c) a patent assignment agreement duly executed by Seller conveying to Buyer the Patents included in the Purchased Assets, in form and substance substantially as set forth in Exhibit D (the “Patent Assignment Agreement”);

(d) a trademark assignment agreement duly executed by Seller conveying to Buyer the Marks included in the Purchased Assets, in form and substance substantially as set forth in Exhibit E (the “Trademark Assignment Agreement”);

(e) a written certification to Buyer from Seller’s president or chief executive officer in form and substance reasonably satisfactory to Buyer, dated the Closing Date, confirming that the conditions precedent in Sections 9.2(a), 9.2(b), 9.2(c) and 9.2(d) have been satisfied, together with such supporting documentation as Buyer may reasonably request;

(f) a written certification to Buyer from Seller’s corporate secretary in form and substance reasonably satisfactory to Buyer, dated the Closing Date, together with copies of (i) the resolutions adopted by the Seller Board authorizing the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby, (ii) the Written Consent, and (iii) good standing certificates dated within three Business Days prior to the Closing Date, issued by the Secretary of State of the State of Michigan, which certification will confirm that such copies are correct and complete, have not been amended or rescinded and are in full force and effect;

(g) a written opinion of counsel for Seller, dated the Closing Date, addressed to Buyer and reasonably satisfactory to Buyer’s counsel, in form and substance substantially as set forth in Exhibit F;

(h) a transition services agreement duly executed by Seller, in form and substance substantially as set forth in Exhibit G (the “Transition Services Agreement”);

(i) an employment agreement duly executed by David J. Brule II, in form and substance substantially as set forth in Exhibit H (the “Employment Agreement”);

(j) a collateral subordination agreement duly executed by Seller, in form and substance substantially as set forth in Exhibit I (the “Collateral Subordination Agreement”);

(k) the Consents identified in Schedule 3.2(k) in form and substance reasonably satisfactory to Buyer (the “Required Consents”);

(l) a personnel agreement duly executed by Seller, in form and substance substantially as set forth in Exhibit J (the “Personnel Agreement”);

(m) estoppel certificates, in form and substance reasonably satisfactory to Buyer, from the landlords or warehousemen, as applicable, of the Leases listed on Schedule 1.1(g);

(n) with respect to each parcel of Owned Real Property, a covenant deed for Owned Real Property located in Michigan, each subject to the Permitted Encumbrances affecting the Real Property, in form and substance reasonably satisfactory to Buyer and duly executed and notarized by Seller;

(o) a non-foreign affidavit, properly executed and in recordable form, containing such information as is required by Section 1445(b)(2) of the Code and its regulations;

(p) a standard form owner’s affidavit as may be required by Buyer’s title insurer to issue a title insurance policy in the form required by Section 7.5;

(q) evidence reasonably satisfactory to Buyer of the release of any Encumbrances (other than Permitted Encumbrances) on the Purchased Assets; and

(r) such other certificates, documents and instruments as Buyer may reasonably request related to the transactions contemplated hereby.

3.3 Buyer Closing Deliveries. At the Closing, Buyer will deliver or cause to be delivered to Seller all of the following:

(a) the Closing Cash Consideration, which will be directed to Seller by wire transfer of immediately available funds to an account designated by Seller in writing at least three Business Days prior to the Closing;

(b) the Promissory Note, duly executed by Buyer;

(c) counterpart signature pages duly executed by Buyer of the Bill of Sale, Assignment and Assumption Agreement, Patent Assignment Agreement, Trademark Assignment Agreement, Transition Services Agreement, Collateral Subordination Agreement, Employment Agreement and Personnel Agreement;

(d) a written certificate from a duly authorized officer of Buyer in form and substance reasonably satisfactory to Seller, dated the Closing Date, confirming that the conditions precedent in Sections 9.3(a) and 9.3(b) have been satisfied, together with such evidence of satisfaction as Seller may reasonably request;

(e) property transfer affidavit, with regard to all Owned Real Property located in Michigan;

(f) a written opinion of counsel for Buyer, dated the Closing Date, addressed to Seller and reasonably satisfactory to Seller’s counsel, in form and substance substantially as set forth in Exhibit K; and

(g) such other certificates, documents and instruments as Seller may reasonably request related to the transactions contemplated hereby.

3.4 Appointment of Shareholder Representative.

(a) Each Seller Shareholder hereby irrevocably appoints David J. Brule (the “Shareholder Representative”) as its, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for and on behalf of such Seller Shareholder with respect to all matters arising in connection with this Agreement in accordance with the terms and provisions of this Agreement, including to do or refrain from doing all such further acts and things, and to execute all such agreements, instruments, documents and certificates as the Shareholder Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i) to act for such Seller Shareholder with regard to matters pertaining to indemnification referred to in this Agreement, including the power to defend, settle, compromise or otherwise resolve any indemnity claim on behalf of such Seller Shareholder;

(ii) to act for such Seller Shareholder with regard to matters pertaining to litigation or arbitration matters arising under this Agreement;

(iii) to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Shareholder Representative deems necessary or appropriate;

(iv) to receive funds for the payment of expenses of such Seller Shareholder and apply such funds in payment for such expenses;

(v) to do or refrain from doing any further act or deed on behalf of such Seller Shareholder that the Shareholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Shareholder Representative could do if personally present; and

(vi) to receive and accept service of process on behalf of such Seller Shareholder in connection with any claims under this Agreement.

(b) This appointment and grant of power and authority is an agency coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and may not be terminated by any act of any Seller Shareholder or by operation of Law, whether by the death or incapacity of a Person or by the occurrence of any other event. If any Seller Shareholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Shareholder Representative pursuant to this Agreement will be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Shareholder Representative had received notice of such death, incapacity, termination or other event.

(c) After this Agreement is executed by all of the Seller Shareholders, no Seller Shareholder will be entitled to act independently with respect to any action relating to this Agreement or the transactions contemplated hereby, and any such actions will be taken solely by the Shareholder Representative. The Shareholder Representative will have full power and authority to act on behalf of the Seller Shareholders with respect to such matters and the Seller Shareholders will be bound by any and all such actions. Buyer and its representatives will be entitled to rely on any decision, action, consent or instruction of (i) the Shareholder Representative as being the decision, action, consent or instruction of the Seller Shareholders and (ii) any executive officer of Seller as being the decision, action, consent or instruction of Seller, and neither Buyer nor any of its Affiliates or its or their representatives will have any Liability to Seller or any Seller Shareholder for any action they take or do not take in such reliance.

(d) David J. Brule (i) hereby accepts his appointment and authorization to act as attorney-in-fact and agent on behalf of each such Seller Shareholder in accordance with the terms of this Agreement and (ii) agrees to perform his obligations hereunder and otherwise comply with this Agreement.

(e) Notwithstanding the foregoing, the Seller Shareholders acknowledge and agree that the foregoing provisions permit David J. Brule to act as agent and representative of the Seller Shareholders, and each of them, but does not and will not require David J. Brule to so act or have any duty to act or provide advice or other services with respect thereto, rather the foregoing allow David J. Brule to act in such capacity in his discretion, and further that David J. Brule shall have no liability to the Seller Shareholders with respect to any actions taken or not taken under or in connection with the powers granted by this Section 3.4 unless he shall be shown, by the final, non-appealable order of a court of competent jurisdiction, to have been guilty of fraud, gross negligence or willful misconduct in connection with this Section 3.4.

(f) The Seller Shareholders agree to reimburse David J. Brule for all out-of-pocket expenses incurred by him or at his direction, including to attorneys, accountants and other advisors, in the exercise of the powers granted to him hereunder, and to indemnify and hold him harmless from all Losses incurred by him to the extent resulting from the exercise, or failure to exercise, such powers, except to the extent he shall be shown, by the final, non-appealable order of a court of competent jurisdiction, to have been guilty of fraud, gross negligence or willful misconduct in connection with this Section 3.4.

(g) If at any time David J. Brule is unable or unwilling to act as the Shareholder Representative hereunder, the Seller Shareholders, by majority consent or vote, based on their pro rata holdings of the capital stock of Seller, whether voting or non-voting capital stock, at the time of the consent or vote, may elect a replacement Shareholder Representative (who may, but need not be, another Seller Shareholder) by written notice to Buyer indicating the effective date of the appointment of such replacement Shareholder Representative, which shall include a copy of the written consent effecting such election, provided that until such appointment is effective, Buyer and its representatives shall be entitled to rely on the decisions, actions, consents and instructions of the prior Shareholder Representative.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller and the Major Shareholders jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as set forth in this ARTICLE 4, subject only to the disclosures set forth in the schedules to this ARTICLE 4 as delivered to Buyer concurrently with the execution and delivery of this Agreement and as may hereafter be updated pursuant to Section 7.4(b) (together with the schedules to Section 7.1, the “Seller Disclosure Schedule”).

4.1 Organization, Standing and Corporate Power.

(a) Seller is a corporation duly organized, validly existing and in good standing (or of analogous status) under the laws of the State of Michigan and is duly qualified, licensed or registered to do business as a foreign entity in good standing (or of analogous status) in the jurisdictions set forth in Schedule 4.1. Seller has all requisite corporate power and authority to conduct its business and affairs as currently being conducted and to own, lease and operate its properties and assets. Seller is not qualified, licensed or registered to do business as a foreign entity in any jurisdiction other than as identified in Schedule 4.1, nor does the nature of Seller’s business or the ownership, leasing or operation of its assets require Seller to be so qualified, licensed or registered except where the failure to be so qualified, licensed or registered has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller has no Subsidiaries, nor any ERISA Affiliates (which means no “person” within the meaning of Section 7701(a)(1) of the Code that together with Seller would be considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code) and does not directly or indirectly hold any capital stock or other equity securities, options, warrants, convertible debt, or other derivative securities of any Person or otherwise have any direct or indirect ownership interest in any Person or business.

(c) Seller has provided Buyer with correct and complete copies of its Governing Documents, including all amendments thereto. Seller is not in Breach of, and Seller’s execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby does not and will not Breach, any of its Governing Documents.

4.2 Capitalization; Stock Ownership. The correct and complete authorized and issued and outstanding capital stock of Seller, on a currently outstanding and fully diluted basis, is set forth in Schedule 4.2, including the name, address, stock ownership and voting percentages of each shareholder and any other holder of any option, warrant, convertible debt or other derivative securities, phantom equity rights or similar rights or interests in the Seller’s capital stock. Except as set forth on Schedule 4.2, (a) there are no other shares of capital stock or other voting securities of Seller issued or outstanding, (b) there are no options, warrants, convertible debt, or other derivative securities, phantom equity rights or similar rights or interests issued by Seller or relating to any capital stock or voting securities of Seller, and (c) no shares of capital stock or other voting securities of Seller are issued and held by Seller in its treasury. All outstanding shares of capital stock of Seller are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable Law.

4.3 Authority; Approvals.

(a) Seller has all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement. Seller, the Seller Board and the shareholders of Seller have taken all action required by Law, Seller’s Governing Documents and otherwise to authorize Seller’s execution, delivery and performance of this Agreement. Seller has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal and valid binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Seller Board, at a meeting duly called and held prior to the execution of this Agreement or by unanimous written consent, duly and unanimously adopted resolutions (i) approving this Agreement (which approval was made in accordance with all applicable Laws); (ii) determining that the terms of this Agreement are advisable and in the best interests of the Seller Shareholders; and (iii) recommending that the shareholders of the Seller approve this Agreement and the transactions contemplated hereby.

(c) The only vote of the shareholders of the Seller required to adopt or approve this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of not less than a majority of the outstanding shares of voting common stock of Seller as of the designated record date (the “Required Shareholder Vote”). No other vote or action of the holders of any class or series of capital stock of Seller or any other Person is required by Law, Seller’s Governing Documents or otherwise in order to approve this Agreement and the transactions contemplated hereby by Seller. Seller obtained the Required Shareholder Vote by and through the Written Consent, which was executed by the sole holder of voting common stock of Seller and such Written Consent constitutes the valid and binding required shareholder vote under Michigan corporate law.

(d) The Written Consent was duly adopted, has not been amended or rescinded, is in full force and effect, and was circulated and solicited in compliance with all applicable Laws.

4.4 Absence of Breach.

(a) Neither the execution and delivery of this Agreement or any Ancillary Document by Seller, nor the completion or performance of the transactions contemplated hereunder or thereunder, will directly or indirectly:

(i) Breach any provision of Seller’s Governing Documents or any resolution adopted by the Seller Board;

(ii) assuming the Consents identified in Schedule 4.5 are obtained, Breach any provision of, or give any Person a right to declare a default, collect any penalty or exercise any remedy under, or accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract by which Seller is a party or by which Seller is bound;

(iii) result in the creation or imposition of an Encumbrance upon or in relation to any Purchased Asset other than Permitted Encumbrances;

(iv) assuming the Consents identified in Schedule 4.5 are obtained, violate or otherwise Breach, or give any Authority the right to challenge any of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief under, any applicable Law or Order; or

(v) cause the suspension, revocation or modification of any Permit related to the Business.

4.5 Consents and Filings. Seller is not required by Law, Contract or otherwise to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with Seller’s execution, delivery or performance of this Agreement or the completion of the transactions contemplated hereby, except: (a) the Required Shareholder Vote; (b) the Consents set forth in Schedule 4.5; and (c) any filings, consents and approvals required under the HSR Act.

4.6 Financial Statements; No Undisclosed Liabilities.

(a) Seller has delivered to Buyer correct and complete copies of (i) the unaudited balances of accounts receivable, warranty and accrued program expenses, and inventory of the Business as at September 28, 2014 (the “Latest Interim Balance Sheet”, and the date thereof being referred to as the “Latest Balance Sheet Date”), and the related unaudited statement of income of the Business for the fiscal period ended September 28, 2014 (the “Latest Interim Income Statement” and, together with the Latest Interim Balance Sheet, the “Latest Interim Financial Statements”), and (ii) the audited balance sheets of the Business as at December 31, 2013 and 2012, and the related audited statements of income and changes in stockholders’ equity of the Business for the fiscal year ended December 31, 2013, including in each case the notes thereto (collectively, the “Annual Financial Statements,” and together with the Latest Interim Financial Statements, the “Financial Statements”). The Financial Statements are based upon the books and records of Seller and were prepared in accordance with GAAP consistently applied during the periods indicated (subject, in the case of the Latest Interim Financial Statements, to normal year-end adjustments, allocation of shared expenses, and the absences of footnotes and in the case of the Latest Interim Balance Sheet, only with respect to the accounts reflected therein). The Annual Financial Statements fairly present in all material respects the financial position of the Business on a stand-alone basis as of the dates thereof and the Business’ results of operations and cash flows for the periods then ended. The Latest Interim Balance Sheet fairly presents in all material respects the financial position of the assets and liabilities of the Business on a stand-alone basis that are reflected on the Latest Interim Balance Sheet and the Latest Interim Income Statement fairly presents in all material respect the Business’ results of operations for the period then ended.

(b) Seller does not have any Liabilities related to or arising out of the operation of the Business (whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP) other than Liabilities (i) set forth in Schedule 4.6(b); (ii) to Buyer and Seller’s legal, financial and other advisors in connection with this Agreement and the transactions contemplated hereby; (iii) arising under the Assigned

Contracts in each case in accordance with the written terms thereof (none of which arise out of or relate to any Breach by Seller thereunder); (iv) arising under any Contracts identified in Schedule 4.19(a) other than the Assigned Contracts or any Contracts not required to be listed on Schedule 4.19(a) (none of which arise out of or relate to any Breach by Seller thereunder) in each case in accordance with the written terms thereof; (v) expressly reserved or accrued for on the Latest Interim Balance Sheet, to the extent of such reserve or accrual; (vi) to the extent set forth in the Final Closing Balance Sheet; or (vii) arising in the Ordinary Course of Business since the date of the Latest Interim Balance Sheet. Except as set forth in Schedule 4.6(b), none of the foregoing categories of Liabilities, including those set forth in the Seller Disclosure Schedule, arise from or relate to an actual or alleged Breach of any Law, Order or Contract or as a result of the Closing.

4.7 Absence of Certain Changes. Except as set forth in Schedule 4.7 or as otherwise permitted or contemplated by this Agreement, since December 31, 2013:

(a) Seller has owned and operated the assets, properties and business of the Business in the Ordinary Course of Business;

(b) no event has occurred and no circumstance exists or has developed that has had or would reasonably be expected to have a Material Adverse Effect;

(c) Seller’s marketing plans and incentive programs have been operated in the Ordinary Course of Business; and

(d) Seller has not taken or failed to take any action that would, if taken or failed to be taken after the date hereof, constitute or result in a Breach of Section 7.1.

4.8 Real Property.

(a) Seller does not hold title to, own or hold any security or similar interest that could result in ownership of any Real Property used in, held for use in, or required for the continued operation of the Business except as is identified in Schedule 4.8(a) (the “Owned Real Property”). Seller has good and transferable right, title and interest in and to all of the Owned Real Property and is transferring all such assets to Buyer free and clear of any Encumbrance other than Permitted Encumbrances.

(b) Schedule 4.8(b) identifies (i) all Real Property used in, held for use in, or required for the continued operation of the Business in which Seller has a leasehold or similar interest (the “Leased Real Property”); and (ii) each Contract or other arrangement under which Seller occupies or otherwise holds an interest in the Leased Real Property, correct and complete copies of which have been provided to Buyer (the “Leases”). Each Lease is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party to such Lease is in Breach thereof.

(c) There is no Real Property used in, held for use in, or required for the continued operation of the Business other than the Owned Real Property and the Leased Real Property (together, the “Facilities”).

(d) None of the Facilities included in the Owned Real Property or, to Seller’s knowledge, the Facilities included in the Leased Real Property is subject to any ground lease, master lease, mortgage, deed of trust or other Encumbrance (other than Permitted Encumbrances) that would entitle the holder thereof to interfere with or disturb the use or enjoyment of the Facilities or the exercise by Seller of its rights under any Lease so long as Seller is not in Breach of such Lease.

(e) Each parcel of Real Property in the Facilities has sufficient access to public roads and to all necessary utilities (including electricity, sanitary and storm sewer, potable water, natural gas and other utilities) for the operation and continuation of the Business as currently conducted at that location. The zoning for each such parcel of Real Property permits as a conforming use the presently existing improvements and the continuation of the Business as presently being conducted thereon. Seller is not in Breach in any material respect of any applicable zoning ordinance relating to the Facilities, and Seller has not received any notice of any such Breach or of the existence of any condemnation or other Proceeding with respect to any of the Facilities. The buildings and other improvements on the Owned Real Property and, to Seller’s knowledge, the buildings and other improvements on the Leased Real Property are located within the boundary lines of each parcel of such Real Property for the respective Facilities and do not encroach over applicable setback lines.

(f) There are no present assessments, special Taxes or other charges imposed or, to Seller’s Knowledge, threatened by any Authority on or against the Facilities, and Seller has no knowledge of any assessments, special Taxes or other charges proposed or authorized by any Authority to be made on or against the Facilities or any improvements made or contemplated to be made by any Authority, the costs of which would be reasonably expected to be assessed as special Taxes or charges against any of the Facilities.

(g) The Owned Real Property, including the buildings, structures, fixtures and improvements located thereon, are (i) free of structural defects and to Seller’s knowledge, other defects except for routine maintenance and repair, and (ii) in operating condition, ordinary wear and tear excepted and taking into account the age thereof, with no material maintenance or repair having been deferred or neglected.

(h) Seller has not received any notice from any Person of an intent to, and to Seller’s knowledge no Person has any intent to, exercise any rights to mine iron ore or any other minerals or fossils, in, under or upon the Owned Real Property.

4.9 Tangible Personal Property. Seller has good and transferable right, title and interest in and to all of the Tangible Personal Property and Inventory and is transferring all such assets to Buyer free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth in Schedule 4.9, each such item of Tangible Personal Property is (a) in operating condition, ordinary wear and tear excepted and taking into account the estimated useful life thereof, (b) fit for its current application, (c) in material compliance with applicable requirements under the Occupational Safety and Health Act and similar Laws concerning worker health and safety, (d) suitable for immediate use in the Ordinary Course of Business, (e) free from material latent and, to Seller’s knowledge, patent defects, and (f) in Seller’s possession and control and located at one of the Facilities. Except for the Retained Assets listed on Schedule 1.2(i) and services to be provided under the Transition Services Agreement, there are no tangible assets used by the Business which will not be owned by Buyer or leased or licensed to Buyer under valid, current leases or royalty-free license arrangements as a result of the transactions contemplated hereby.

4.10 Inventory. The Inventory consists solely of finished goods, work in process, raw and packaging materials and spare and replacement parts which (a) are either currently used in the manufacture of products currently offered for sale in the Business or are products currently offered for sale in the Business, (b) meet Seller’s specifications, and (c) are usable and, with respect to finished goods, saleable in the Ordinary Course of Business. The Inventory has been valued on the Financial Statements using the principles described in Section 2.1(a) and on Schedule 2.1. The Inventory is in Seller’s possession and control and located at one of the Facilities except for finished goods and work in process inventory in the Ordinary Course of Business. Except as set forth on Schedule 4.10, Seller does not, in connection with the Business, possess any finished goods, work in process, raw and packaging materials and spare and replacement parts or other inventory that it does not own.

4.11 Accounts Receivable. All Accounts Receivable of the Business as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the Ordinary Course of Business, and there are no pending claims, refusals to pay or other rights of set-off against any such receivables

4.12 Proceedings; Orders.

(a) Schedule 4.12(a) sets forth a list of (i) all Proceedings related to the Business that are pending or, to Seller’s knowledge, threatened by, against or otherwise relating to Seller (whether as plaintiff, defendant or in any other capacity) or any director, officer, employee, consultant or other agent or representative of Seller (but only in their capacity as such); (ii) all events or circumstances that, to Seller’s knowledge, could reasonably be expected to result in such a Proceeding; and (iii) all such Proceedings that have been decided by any Authority or otherwise settled or resolved since January 1, 2010. Correct and complete copies of all Orders, settlement agreements or similar documents relating to the resolution or pending resolution of any of the matters set forth in Schedule 4.12(a) have been provided to Buyer. None of the matters set forth in Schedule 4.12(a) have had, or to Seller’s knowledge would be reasonably be expected to have, a Material Adverse Effect.

(b) Neither Seller nor any of the Purchased Assets is subject to any Order related to the Business. No director, officer, employee or other agent of Seller is subject to any Order relating to the Business or any of the Purchased Assets.

4.13 Compliance with Laws; Permits; Regulatory and Product Safety Matters.

(a) Without limiting or otherwise affecting the scope of Seller’s other representations and warranties in this Agreement, except as set forth on Schedule 4.13(a) and in each case to the extent related to the Business, (i) to Seller’s knowledge, Seller is not currently in Breach in any material respect of Laws relating to the importing and exporting of products and materials and (ii) Seller is not currently in Breach in any material respects of any other applicable Laws, and no Authority or other Person has given notice or alleged in writing to Seller (or, to Seller’s knowledge, otherwise alleged) that Seller is currently in Breach of any applicable Law, and (iii) since January 1, 2010, Seller has not Breached in any material respect any applicable Law, including any state dealer protection Laws as they apply to distributors and dealers set forth on Schedule 4.21(a), and no Authority or other Person has given notice or alleged in writing to Seller (or, to Seller’s knowledge, otherwise alleged) that Seller has or may have Breached any applicable Law. None of the matters set forth in Schedule 4.13(a) have had or to Seller’s knowledge would reasonably be expected to have a Material Adverse Effect.

(b) Neither Seller, nor any director, officer, agent, shareholder or employee of Seller, has taken any action which would cause Seller to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

(c) Schedule 1.1(f) sets forth a correct and complete list of all Permits required for Seller to own and operate the Business and the Purchased Assets in the Ordinary Course of Business in compliance in all material respects with applicable Laws. Each such Permit is held by Seller and in full force and effect, and no Authority or other Person has given notice of or alleged in writing to Seller (or, to Seller’s knowledge, otherwise alleged) any revocation, cancellation, termination or Breach or modification thereof. No Authority or other Person has given notice or alleged in writing to Seller (or, to Seller’s knowledge, otherwise alleged) that Seller is required to hold a Permit related to the Business that it does not hold.

(d) No Authority or other Person (including any director, employee, consultant or other agent or representative of Seller) has given notice or alleged in writing to Seller (or, to Seller’s knowledge, has otherwise alleged) that there is any hazard or defect in design, materials, manufacture or workmanship relating to any product manufactured, distributed or sold by or on behalf of the Business; and no Authority has ordered or threatened in writing (or, to Seller’s knowledge, otherwise threatened) and Seller has not voluntarily conducted, a recall of any product manufactured, distributed or sold by or on behalf of the Business and to Seller’s knowledge no facts or circumstances exist that would reasonably be expected to result in a recall obligation or a duty to warn customers of any hazards or defects relating to any product manufactured, distributed or sold by or on behalf of the Business.

(e) Other than studies and assessments conducted by Buyer or its representatives, Schedule 4.13(e) sets forth a list (and Seller has provided Buyer with correct and complete copies) of all Third Party studies and assessments concerning the efficacy of the products and services of the Business conducted at the request of Seller or with respect to which Seller has otherwise received written study or assessment results.

4.14 Tax Matters.

(a) Seller and Seller Shareholders have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns related to the Purchased Assets or Seller’s operations that they were required to file under applicable Law, and all such Tax Returns were materially correct and complete and in material compliance with applicable Law when filed. Seller or Seller Shareholders have timely and properly paid all Taxes required to be paid under applicable Law for all taxable periods or portions thereof ending on or before the effective date hereof, whether or not disputed and whether or not shown to be due and payable on any Tax Return, other than Taxes which currently are being contested in good faith by appropriate Proceedings and for which adequate reserves, as applicable, have been established in the Financial Statements. The Latest Interim Balance Sheet includes an adequate reserve for all Taxes payable by Seller for all Taxable Periods and portions thereof through the Latest Balance Sheet Date. Since January 1, 2011, Seller has not included on any Schedule K-1 “extraordinary gains or losses” (as such term is defined under GAAP) outside the Ordinary Course of Business.

(b) Seller has withheld or collected and paid over on a timely basis to the appropriate Authorities (or is properly holding for such timely payment) all Taxes required by Law to be withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(c) No Authority has given written notice or alleged in writing to Seller (or, to Seller’s knowledge, has otherwise alleged) that Seller has or may have Breached, in any material respect, any Law regarding the preparation or filing of any Tax Returns or the payment or withholding of any Taxes (including any claim that Seller is required to pay Taxes in any jurisdiction where it does not currently file a Tax Return or may be subject to Tax in such jurisdiction). Seller has not granted any waiver, extension or comparable Consent in relation to Taxes or Tax Returns that remains outstanding, and no request for any such waiver, extension or comparable Consent is pending.

(d) Seller is not subject to and has not received any written notice of any pending or, to Seller’s knowledge, threatened request, audit, inquiry or other Proceeding in relation to Taxes or Tax Returns and, to Seller’s knowledge, no such request, audit, inquiry or other Proceeding is scheduled or otherwise threatened. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) There are no Tax rulings, requests for rulings, technical advice memoranda, applications for change in accounting methods, closing agreements or any similar rulings, memoranda or agreements initiated by Seller that would reasonably be expected to affect Liabilities for Taxes for any Taxable Period (or portion thereof) or for any period after the Closing Date.

(f) Seller has in effect, and has had in effect at all times during the last ten taxable years, a valid election to be taxed under Subchapter S of the Code.

(g) There are no Encumbrances for Taxes on any of the Purchased Assets, except for Permitted Encumbrances.

4.15 Employment Matters.

(a) Schedule 4.15(a) contains a list of all individuals who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) classification (including whether exempt or non-exempt, regular or temporary, full or part time); (iii) hire date; (iv) current hourly rate of pay or base salary; (v) commission, bonus or other incentive-based compensation; and (vi) whether on leave of absence (and for each employee on leave of absence the type of leave, date leave began and expected end date of leave). Except as set forth on Schedule 4.15(a), as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full or are (or will be) fully accrued for on the Final Closing Balance Sheet and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b) Except for the agreements between Seller and the IBEW Union for the aggregate period between April 1, 2014 and March 31, 2018, Seller is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with any labor union, labor organization, trade union, works council or similar organization or association of employees (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of Seller, and to Seller’s knowledge no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 4.15(b), there has never been during the five year period prior to the date hereof, nor to Seller’s knowledge has there been any threat of during such time, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Schedule 4.15(b) and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly classified as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Proceedings against Seller pending, or to Seller’s knowledge threatened to be brought or filed, by or with any Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

4.16 Employee Benefits.

(a) Schedule 4.16(a) sets forth a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe plans as defined in Section 6039D of the Code and all other employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, change-in-control, disability, accident, death benefit, hospitalization, health, medical, vision, welfare benefit or other plan, program, policy, practice, arrangement or agreement maintained or sponsored by Seller for the benefit of any Business Employees, whether or not subject to ERISA, (the “Plans”). Seller has provided Buyer with a complete copy of the current summary plan description with respect to any Plan subject to ERISA and a description of each other Plan.

(b) Except as set forth in Schedule 4.16(b), Seller does not have any liability arising directly or indirectly under Section 412 of the Code, or Section 302 of Title IV of ERISA.

(c) Seller has not merged with or acquired substantially all of the assets of any Person that was subject to a Liability under Title IV of ERISA.

(d) Seller does not have any liability arising directly or indirectly to or with respect to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(e) Except as set forth in Schedule 4.16(e), Seller has not made any payments, is not obligated to make any payments, and is not a party to any Contract covering any Person that could obligate Seller to make an excess parachute payment or any other payment that is not fully deductible under Section 280G of the Code. Schedule 4.16(e) sets forth a list describing each severance, termination or change of control payment or benefit to which any Business Employees may be entitled as a result of employment by Seller on or prior to the date hereof or as of the day immediately prior to the Buyer Employment Start Date.

(f) No Plan promises or provides medical, health, life or other welfare benefits to retirees of Seller except as required under Section 4980B of the Code (“COBRA”) or any comparable state statute requiring continuing health care coverage.

(g) Seller has not made or committed to make any material increase in contributions or benefits under any Plan that would become effective either on or after the date of this Agreement.

(h) No Plan will be transferred to or assumed by Buyer (or any Affiliate of Buyer) and nothing has occurred or failed to occur with respect to any Plan which will result in any liability to Buyer or any Affiliate of Buyer related to obligations under any such Plan.

4.17 Intellectual Property.

(a) Schedule 4.17(a) lists all licensed Intellectual Property (other than Stock Licenses) and all (A) registered and material unregistered or applied-for Patents and Marks and (B) and registered and material unregistered Copyrights, in each case owned or otherwise held or used by Seller in the Business, and such schedule specifies for each, as applicable, (i) the name of the applicant/registrant or current owner; (ii) the jurisdiction in which the application/registration is filed; (iii) the application/registration number; and (iv) the status of the application/registration, including deadlines for any renewals or other required filings. Seller has good and transferable right, title and interest, or a valid license, in and to all of the foregoing Intellectual Property and all other Intellectual Property that is material to the operation of the Business (collectively, the “Material IP”), which assets are being transferred to Buyer free and clear of all Encumbrances other than Permitted Encumbrances or any limitations expressly set forth in any applicable license agreements, correct and complete copies of which have been provided to Buyer. The Material IP, Intellectual Property licensed pursuant to a Stock License and any Intellectual Property which is the subject of the Transition Services Agreement constitute all Intellectual Property necessary for the continued conduct of the Business as conducted in the Ordinary Course of Business.

(b) Except as set forth on Schedule 4.17(b), Seller’s use of the Material IP, and operation of the Business in the Ordinary Course of Business, does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and no Person has given notice or alleged in writing to Seller (or, to Seller’s knowledge, otherwise alleged) that Seller’s use of the Material IP, or operation of its business, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person. Except as set forth on Schedule 4.17(b), to Seller’s knowledge, no Person has infringed, misappropriated or violated any of the Material IP owned or held by Seller. Except as set forth on Schedule 4.17(b), all Material IP owned or held by Seller is valid and enforceable, and no Person has given notice or alleged in writing to Seller (or, to Seller’s knowledge, otherwise alleged) that any such Material IP is not valid or enforceable.

(c) Except as set forth on Schedule 4.17(c), Seller has used commercially reasonable efforts to have its directors, officers, employees, consultants, agents or other representatives materially involved in the development or use of the Material IP enter into written agreements obligating such Person to (i) assign to Seller all of such Person’s rights in any Intellectual Property conceived, generated, made or reduced to practice by such Person in connection with such Person’s association with Seller; and (ii) maintain the confidentiality of all information of Seller. Correct and complete copies of such agreements have been provided to Buyer for all current employees involved in the use or development of Material IP.

4.18 Insurance.

(a) Schedule 4.18(a) sets forth a list of all insurance policies currently carried by Seller with respect to the Business, correct and complete copies of which have been provided to Buyer. With respect to each such policy, (i) it is in full force and effect; (ii) all premiums thereunder covering all periods through and including the date of this Agreement have been paid; (iii) no notice of cancellation, termination or reservation of rights has been received thereunder; and (iv) it is maintained with a reputable carrier and with coverage in commercially reasonable amounts.

(b) Since January 1, 2010, Seller has maintained insurance with respect to the Business comparable in all material respects to its current policies and has not been refused any insurance with respect to the assets or operations of the Business, and no coverage has been limited, by any insurance carrier to which they or any of them has applied or with which they or any of them have carried insurance.

(c) Schedule 4.18(c) sets forth a list of all property, general or products liability and workers’ compensation insurance claims filed by Seller with respect to the Business since January 1, 2010, identifying in each case the general nature, amount and resolution of the claim.

4.19 Contracts.

(a) Schedule 4.19(a) lists, and Seller has provided to Buyer correct and complete copies of, the following Contracts to which Seller is a party or subject or by which Seller or its Business or operations related to its Business or any Purchased Assets are bound (excluding this Agreement and all Ancillary Documents):

(i) each Contract or group of related Contracts with the same Person for the performance of services or the delivery of any goods, equipment or materials by the Business (other than purchase orders and invoices in the Ordinary Course of Business involving amounts of less than $250,000);

(ii) each Contract or group of related Contracts with the same Person for the performance of services or the delivery of any goods, equipment or materials to the Business (other than purchase orders and invoices in the Ordinary Course of Business involving amounts of less than $250,000);

(iii) each Contract pursuant to which the Business is obligated to purchase all of its requirements of any product or service from the counterparty(ies) thereto, because such Contract is a “requirements” contract, grants the counterparty(ies) exclusivity, or otherwise, and under which purchases in excess of $50,000 have been made in 2012, 2013 or 2014;

(iv) each Contract or group of related Contracts with the same Person relating to the lease of tangible assets, personal property or equipment used in, held for use in, or required for the continued operation of the Business, specifying in each case whether the Seller is the lessee or lessor (other than routine leases of office equipment in the Ordinary Course of Business involving amounts of less than $250.000;

(v) each Contract relating to the lease of Real Property used in, held for use in, or required for the continued operation of the Business specifying in each case, whether the Seller is the lessee or lessor (other than Leases identified in Schedule 4.8(b));

(vi) each Contract relating to the license or use of Intellectual Property used in, held for use in, or required for the continued operation of the Business (other than Stock Licenses), specifying in each case whether the license is to or from Seller;

(vii) each distributor, reseller, dealer, manufacturer’s representative, development, engineering, sales agency, advertising or manufacturing Contract related to the Business;

(viii) each employment, agency or consulting Contract related to the Business;

(ix) each collective bargaining agreement or other Contract with any Union related to any Business Employee;

(x) each Contract with an Authority related to the Business;

(xi) each Contract involving capital expenditures of the Business or the sale of any capital asset used in, held for use in, or required for the continued operation of the Business (other than Contracts involving the disposal of surplus or obsolete property or assets in the Ordinary Course of Business in amounts of less than $250,000;

(xii) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance (other than any Permitted Encumbrance) on any of the Purchased Assets of Seller used in, held for use in, or required for the continued operation of the Business;

(xiii) each Contract pursuant to which, or in connection with, any dealer or other customer of the Business receives financing from Seller or any Third Party where Seller has arranged financing;

(xiv) each Contract relating to the lending of money or to taking any mortgage, pledge or otherwise placing an Encumbrance on any assets of any Person;

(xv) each Contract relating to a partnership, joint venture or joint development, marketing or sales arrangement;

(xvi) each Contract containing exclusivity, noncompetition, nonsolicitation or other provisions that prohibit, restrict or limit to any extent Seller’s right to freely engage in any business anywhere in the world or solicit or engage the services of any Person;

(xvii) each Contract under which Seller provides a generalized warranty or guaranty with respect to the Business; and

(xviii) each and every Contract of Seller, or by which Seller or the Business or its operations or assets are bound, not otherwise disclosed above, that either (i) was not entered into in the Ordinary Course of Business of the Business or (ii) is material to the Business or its assets or operations.

(b) Except as set forth in Schedule 4.19(b), (i) each of the Assigned Contracts is valid and binding on Seller and, to Seller’s knowledge, each other party thereto and is in full force and effect; (ii) no Person has given notice or alleged in writing to Seller (or, to Seller’s knowledge, otherwise alleged) that Seller or any other party to any of the Assigned Contracts is or may be in material Breach thereof or has or may have a material indemnification or similar Liability thereunder; (iii) no condition exists and no event has occurred that has resulted in a material Breach or will with the passage of time or giving of notice result in a material Breach by Seller of any of the Assigned Contracts or to Seller’s knowledge, by any other party thereto and to Seller’s knowledge no condition exists and no event has occurred that is reasonably expected to result in a breach by Seller or by any other party thereto of any of the Assigned Contracts; and (iv) no Third Party to any of the Assigned Contracts has in writing terminated or, to Seller’s knowledge, purported to terminate or requested any material modification or waiver thereof.

4.20 Environmental Matters.

(a) Except as set forth in Schedule 4.20(a), (i) Seller is, and for the past five years has been, in compliance in all material respects with all applicable Environmental Laws with respect to the Business and the Owned Real Property; (ii) no Authority or other Person has given notice or alleged in writing to Seller or any of its Affiliates (or, to Seller’s knowledge, otherwise alleged) that Seller has or may have violated or otherwise Breached any such Environmental Law with respect to the Business or the Owned Real Property; (iii) Seller has disposed of, in accordance in all material respects with all applicable Laws, all obsolete or discrepant Hazardous Materials located on or about the Facilities; and (iv) none of the Facilities is subject to any currently outstanding or ongoing requirements or obligations of any Order regarding Hazardous Materials, compliance with Environmental Laws or satisfaction of Environmental Liabilities under the terms and conditions of the Leases.

(b) Except as set forth in Schedule 4.20(b), (i) Seller is not subject to any unresolved Environmental Liabilities in connection with the Business or the Owned Real Property, whether based on Contract, negligence, trespass, strict liability, nuisance, toxic tort, or any other cause of action or theory; and (ii) no Authority or other Person has given notice or alleged in writing to Seller (or, to Seller’s knowledge, otherwise alleged) that Seller has or may have any such Environmental Liabilities in connection with the Business or the Owned Real Property.

(c) Schedule 4.20(c) lists the address of all Real Property, other than the Facilities, that Seller or Affiliates have ever owned or leased in connection with the Business at any time during the five year period prior to the date hereof (the “Former Real Property”) and describes the operations conducted by Seller or its Affiliates on or in relation to the Former Real Property and approximate dates of operation thereon.

(d) Except as set forth in Schedule 4.20(d):

(i) no Hazardous Material has ever been Released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored in violation in any material respect of any Environmental Law by Seller or its Affiliates in connection with the Business or the Owned Real Property to Seller’s knowledge, on, under or about any of the Facilities or any Former Real Property prior to the disposal of Seller’s or its Affiliate’s interest therein in violation in any material respect of any Environmental Law;

(ii) no underground storage tanks are located on, under or about the Facilities or, to Seller’s knowledge, were located on, under or about the Former Real Property prior to the disposal of Seller’s or its Affiliate’s interest therein (and to Seller’s knowledge with regard to the Facilities, storage tanks have been duly registered with all appropriate Authorities and otherwise are in compliance in all material respects with all applicable Environmental Laws); and

(iii) except for expenditures in the Ordinary Course of Business, to Seller’s knowledge, no capital expenditures are necessary in order for Seller or its Affiliates to comply in all material respects with any Environmental Law in connection with the Business or the Owned Real Property, nor has any Authority given written notice to Seller or any of its Affiliates that any such capital expenditure is required.

(e) Seller is not bound by any Contract to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person other than Buyer from or against any Environmental Liabilities related to the Business or the Owned Real Property.

(f) Seller has provided Buyer with correct and complete copies of all Environmental reports, site assessments, compliance audits or similar studies made by, furnished to or in the custody or reasonable control of Seller or its Affiliates during the last five years relating to the Business, the Facilities or the Former Real Property.

4.21 Dealers and Suppliers.

(a) Schedule 4.21(a) lists (i) the revenue of each customer, including each dealer and distributor, of the Business for the calendar years 2012 and 2013 and for the period January 1, 2014 through September 30, 2014 and (ii) the territory of each such dealer and distributor related to the Business. Except as set forth in Schedule 4.21(a), since January 1, 2013, (i) no Top Dealer and no other material aggregation of customers or dealers of the Business has provided Seller with notice that it intends to terminate or substantially reduce (in comparison to the volume indicated in Schedule 4.21(a)) its purchases from the Business or (ii) to Seller’s knowledge, there has not been any material adverse change in the business arrangement with any Top Dealer or material aggregation of customers or dealers of the Business.

(b) Schedule 4.21(b) (i) sets forth a list of all suppliers during the 12-month period preceding the date of the Latest Interim Balance Sheet, that sold goods or services to the Business totaling an aggregate of at least $250,000; (ii) specifies the volume of purchases (in U.S. dollars) from each such supplier during such 12-month period; and (iii) specifies the 10 largest suppliers in terms of the value (in dollars) of goods and services purchased by Seller (each, a “Top Supplier”). Except as set forth in Schedule 4.21(b), there has not been since the beginning of such twelve month period any termination of, or substantial adverse change in, the business arrangement with any Top Supplier.

(c) Except as set forth in Schedule 4.21(c), each dealer of the Business has signed and is a party to the form of dealer contract attached to Schedule 4.21(c).

4.22 Products and Warranties. Each finished product manufactured, sold, leased, or delivered by the Business has been manufactured, sold, leased, or delivered by Seller in conformity with all applicable commitments and requirements under applicable Contracts and all express and implied warranties, and meets the standards required by all applicable Laws. Seller has no Liability for replacement or repair of any product manufactured, sold, leased, or delivered by the Business or other Liabilities in connection therewith other than ordinary course warranty repair not in excess of the reserve therefor set forth on the Final Closing Balance Sheet. No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.22 sets forth a copy of Seller’s standard terms and conditions of sale or lease (including applicable guaranty, warranty and indemnity provisions) with respect to the Business.

4.23 Sufficiency of Purchased Assets. Except for the assets listed on Schedule 1.2(j) or Schedule 1.2(k), the Purchased Assets constitute all of the assets, properties and rights, both tangible and intangible and including all Contracts, used by Seller in the course of operating the Business as currently conducted and as conducted during the period covered by the Financial Statements except for the use of certain shared software, computer equipment and snow removal equipment that will be used by Seller to provide services under the Transition Services Agreement. Except for the assets listed on Schedule 1.2(j) or Schedule 1.2(k), the Purchased Assets constitute all of the assets and rights that are necessary to allow Buyer to operate the Business in the manner in which the Business is currently conducted and as conducted during the period covered by the Financial Statements; in each case except for the use of certain shared software, computer equipment and snow removal equipment that will be used by Seller to provide services under the Transition Services Agreement and except for personnel to be provided to Buyer under the Personnel Agreement.

4.24 Manufacturing and Marketing Rights. Except as set forth in Schedule 4.24, Seller has not granted to any Person any rights to manufacture, produce, assemble, license, market, or sell any products that are or were developed, manufactured, marked or sold in connection with the operation of the Business by Seller and is not bound by any agreement that will affect Buyer’s right to develop, manufacture, assemble, distribute, market or sell such products after the Closing.

4.25 Product Liability Claims. Except as set forth in Schedule 4.25, Seller has not, with respect to the Business, since January 1, 2010, received a claim, or incurred any uninsured or insured liability, for or based upon failure to warn, breach of product warranty (other than warranty service and repair claims incurred in the Ordinary Course of Business), strict liability in tort, general negligence, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of the products of the Business or from the provision of services by the Business (“Product Liability Claim”). Seller has provided to Buyer a description of each Product Liability Claim received by Seller.

4.26 Absence of Certain Business Practices.

(a) None of Seller, any Seller Shareholders, nor any of Seller’s directors, officers, employees or other agents has, directly or indirectly, given or agreed to give any gift or similar benefit (excepting de minimis and occasional tokens) to any customer, supplier, governmental employee or other Authority or Person who is or may be in a position to help or hinder Seller (or assist Seller in connection with any actual or proposed transaction) which (i) might subject Seller to any damage or penalty in any Proceeding; (ii) if not given in the past, might have adversely affected the assets, business or operations of the Business as reflected in the Financial Statements; or (iii) if not continued in the future, might adversely affect the Purchased Assets or the performance of the Business.

(b) Each transaction in which the Business has engaged is accurately recorded on Seller’s books and records. Seller maintains a system of internal accounting controls adequate to insure that Seller does not maintain any off-the-books accounts and that Seller’s assets are used only in accordance with management directives and legitimate Business purposes.

(c) The Business has at all times been in compliance in all material respects with all Laws relating to export control and trade embargoes. Schedule 4.26(c) lists each country, other than the United States, into which the Business has sold any product in the last five years along with the approximate amount of sales made into each such country for such period. Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. §2401 et seq. or taken any action that can be penalized under Code §999. All products sold by the Business, and all inventory and other materials imported by the Business, have included all necessary and appropriate country of origin documentation with each item.

4.27 Related Party Transactions. Except as set forth in Schedule 4.27 and except for ordinary course compensation paid to a Person in his or her capacity as an employee of the Company, no officer, director, equity owner or Affiliate of Shareholder or any individual in such officer’s, director’s, manager’s, equity owner’s or Affiliate’s immediate family is, or was at any time since January 1, 2011, a party to any Contract or transaction with Seller in connection with the Business or has any interest in any material property used in the operation of the Business.

4.28 Brokers. None of Seller, its Affiliates, any Seller Shareholders, nor any of their respective directors, officers, employees, consultants or other agents or representatives, has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby. In no event will Buyer or any of the Purchased Assets be subject to any Liability or Encumbrance relating to any brokerage fee or commission, finder’s fee or financial advisory fee incurred by or on behalf of Seller or the Seller Shareholders in connection with the transactions contemplated hereby.

4.29 Baker Tilly Virchow Krause, LLP. None of Seller, the Seller Shareholders or any of their Affiliates has received products or services from Baker Tilly Virchow Krause, LLP (directly or indirectly) at any time during the five-year period prior to the date hereof and there is no pending or contemplated proposal or engagement with Baker Tilly Virchow Krause, LLP (other than its services as the Neutral Auditor under Section 2.3).

4.30 No Misstatements. No representation or warranty made by Seller or the Major Shareholders in this ARTICLE 4 or by the Seller Shareholders in ARTICLE 5, as made under this Agreement and at Closing pursuant to the closing deliverable referenced in Section 3.2(e), contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of this Agreement.

4.31 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 4 (and with respect to each Seller Shareholder those contained in ARTICLE 5), including the related portions of the Seller Disclosure Schedule, as made under this Agreement and at Closing pursuant to the closing deliverable referenced in Section 3.2(e), none of Seller, any Seller Shareholder or any of their respective employees, agents, representatives or advisors has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any Seller Shareholder, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its employees, agents, representatives (including any information, documents or material delivered or made available to Buyer or any of such Persons in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING SELLER SHAREHOLDERS

Each Seller Shareholder represents and warrants, severally but not jointly, to Buyer, as of the date hereof and as of the Closing Date, as set forth in this ARTICLE 5.

5.1 Organization; Standing; Corporate Power. Such Seller Shareholder is either an individual natural person, or a trust duly organized, validly existing and in good standing (or of analogous status) under the laws of its jurisdiction of organization (as applicable), and has all requisite individual or trust power and authority to conduct his, her or its business and affairs as currently being conducted and to own, lease and operate his, her or its properties and assets. The Seller Shareholder which is the Brule 2014 GRAT (the “GRAT”) is a “grantor trust” (within the meaning of Section 671 et. seq. of the Code) and has been duly organized and is existing as a Michigan trust. The sole trustee of the GRAT is David J. Brule who is authorized under the GRAT’s Governing Documents to execute and deliver this Agreement. None of such Seller Shareholders is a corporation, partnership, limited liability company or other entity.

5.2 Authority; No Breach.

(a) Such Seller Shareholder has all necessary power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement. Such Seller Shareholder has taken all action required by Law, its Governing Documents (as applicable) and otherwise to authorize such Seller Shareholder’s execution, delivery and performance of this Agreement. Such Seller Shareholder has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal and valid binding obligation of such Seller Shareholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In the case of the GRAT, no approval of such Seller Shareholder’s trustee is required by Law, such Seller Shareholder’s Governing Documents or otherwise in connection with this Agreement or the transactions contemplated hereby, except for those which have been obtained and which have not been amended, modified or rescinded and remain in full force and effect.

(b) Neither the execution and delivery of this Agreement nor the completion or performance of the transactions contemplated hereby will, directly or indirectly:

(i) Breach any provision of such Seller Shareholder’s Governing Documents (as applicable) or, in the case of the GRAT, any resolution adopted by such Seller Shareholder’s trustee (as applicable);

(ii) assuming the Consents identified in Schedule 4.5 are obtained, breach any provision of, or give any Person a right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which such Seller Shareholder is a party or by which he, she or it is bound;

(iii) result in the creation or imposition of an Encumbrance upon or in relation to any asset of such Seller Shareholder; or

(iv) assuming the Consents identified in Schedule 4.5 are obtained, violate or otherwise Breach, or give any Authority the right to challenge any of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief under, any Law or Order applicable to such Seller Shareholder.

5.3 Consents and Filings. Such Seller Shareholder is not required by Law, Contract or otherwise to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with such Seller Shareholder’s execution, delivery or performance of this Agreement or the completion of the transactions contemplated hereby, except such other notices, filings and Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (a) be material to such Seller Shareholder; (b) impair in any material respect such Seller Shareholder’s ability to perform his, her or its obligations under this Agreement; or (c) prevent or materially delay the completion of the transactions contemplated by this Agreement.

5.4 Brokers. Neither such Seller Shareholder nor in the case of the GRAT, its trustee, nor any consultants or other agents or representatives of any such Seller Shareholders has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, except as is identified in Schedule 4.28.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as set forth in this ARTICLE 6.

6.1 Organization; Standing; Corporate Power.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to conduct its business and affairs as currently being conducted and to own, lease and operate its properties and assets. Buyer is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(b) Buyer’s filings with the SEC include correct and complete copies of Buyer’s Governing Documents, each as in full force and effect as of the date hereof.

6.2 Authority; No Breach.

(a) Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement. Buyer has taken all action required by Law, its Governing Documents and otherwise to authorize Buyer’s execution, delivery and performance of this Agreement. Buyer has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Seller and the Seller Shareholders, this Agreement constitutes the legal and valid binding obligation of Buyer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No vote of Buyer’s stockholders and no approval of Buyer’s board of directors is required by Law, Buyer’s Governing Documents or otherwise in connection with this Agreement or the transactions contemplated hereby, except as has been obtained and which has not been amended, modified or rescinded and remains in full force and effect.

(b) Neither the execution and delivery of this Agreement nor the completion or performance of the transactions contemplated hereby will, directly or indirectly:

(i) Breach any provision of Buyer’s Governing Documents or any resolution adopted by Buyer’s board of directors;

(ii) Breach any provision of, or give any Person a right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Buyer is a party or by which it is bound;

(iii) result in the creation or imposition of an Encumbrance upon or in relation to any asset of Buyer; or

(iv) violate or otherwise Breach, or give any Authority the right to challenge any of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief under, any Law or Order applicable to Buyer.

6.3 Consents and Filings. Other than the required filings and submissions made under the HSR Act or pursuant to the applicable rules and regulations of the SEC and the New York Stock Exchange, Buyer is not required by Law, Contract or otherwise to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with Buyer’s execution, delivery or performance of this Agreement or the completion of the transactions contemplated hereby, except such other notices, filings and Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (a) be material to Buyer; (b) impair in any material respect Buyer’s ability to perform its obligations under this Agreement; or (c) prevent or materially delay the completion of the transactions contemplated by this Agreement.

6.4 Brokers. None of Buyer, its Affiliates or any of their directors, officers, employees, consultants or other agents or representatives has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

6.5 Baker Tilly Virchow Krause, LLP. Neither Buyer nor any of its Affiliates has received products or services from Baker Tilly Virchow Krause, LLP (directly or indirectly) at any time during the five-year period prior to the date hereof and there is no pending or contemplated proposal or engagement with Baker Tilly Virchow Krause, LLP (other than its services as the Neutral Auditor under Section 2.3).

6.6 Financing. Buyer has, or as of the Closing will have, sufficient cash on hand and/or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration.

6.7 No Misstatements. No representation or warranty made by Buyer in this ARTICLE 6 contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of this Agreement.

6.8 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 6, neither Buyer nor any of its employees, agents, representatives or advisors has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or its post-Closing plans for the Business and the Purchased Assets furnished or made available to Seller, Seller Shareholders and their respective employees, agents, representatives, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 7

PRE-CLOSING COVENANTS AND AGREEMENTS

7.1 Conduct of Business. The obligations of this Section 7.1 shall only apply during the Pre-Closing Period.

(a) Except as expressly provided in this Agreement or in Schedule 7.1, or to the extent that Buyer otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), Seller will, and the Seller Shareholders will cause Seller to, operate the Business in the Ordinary Course of Business and in material compliance with all applicable Laws and use all commercially reasonable efforts to (w) maintain good relationships with the IBEW Union, (x) preserve intact its business organization, (y) keep available the services of its officers, employees and consultants, and (z) preserve its relationships with customers, suppliers, licensors, licensees, distributors, Authorities, creditors and others with whom it has business dealings.

(b) In addition, and without limiting the generality of the foregoing, except as expressly provided in this Agreement or in Schedule 7.1, or to the extent that Buyer otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), Seller will not, and the Seller Shareholders will cause Seller to not, in each case to the extent related to the Business:

(i) sell, lease, sublease, license, transfer, mortgage, pledge or otherwise dispose of, or create any Encumbrance (other than any Permitted Encumbrance) upon, any of its properties or assets, other than (1) sales, leases, subleases, licenses, transfers, mortgages, pledges or other dispositions or Encumbrances of properties or assets under and in accordance with the terms of existing Contracts; and (2) dispositions of inventory and dispositions of surplus or obsolete properties or assets in the Ordinary Course of Business;

(ii) enter into, terminate, cancel, materially amend, materially extend or waive, release or assign any material right or claim under any Lease or Assigned Contract or any Lease or Contract that, if entered into prior to the date hereof, would have to be listed on Schedule 4.8(a) or Schedule 4.19(a), as the case may be, other than in the Ordinary Course of Business;

(iii) transfer, assign, terminate, cancel, abandon or modify any Permits or fail to use commercially reasonable efforts to maintain any Permits as currently in effect, except for Permits that are immaterial to the Business or as required by applicable Law;

(iv) decline or fail to use all commercially reasonable efforts to maintain all insurance policies as currently in effect (or comparable replacement policies to the extent available for a similar cost) or to prevent the lapse of any such policies;

(v) make any representation or commitment to, or enter into any formal or informal understanding with, any employees or independent contractors of Seller with respect to compensation, benefits, or terms of employment or engagement to be provided by Buyer or any of Buyer’s Affiliates;

(vi) other than regularly scheduled increases and regularly scheduled bonuses or as otherwise required under Seller’s collective bargaining agreement, modify in any material respect the compensation levels, remuneration or the method of determining the compensation or remuneration of employees, consultants or independent contractors or any bonus payment or similar arrangement with or for the benefit of any such employee, consultant or independent contractor;

(vii) except as set forth in Section 7.7, enter into, adopt, modify or terminate any collective bargaining or other agreement with a Union, in each case whether written or oral;

(viii) transfer or license to any Person or allow to lapse or go abandoned any Material IP, enter into any license agreement with any Person to obtain any Material IP or commence, discharge or settle any Proceeding relating to any Material IP;

(ix) take any actions or fail to take any actions that would knowingly cause or result in any Breach of Seller’s representations and warranties set forth in this Agreement at any time on or prior to the Closing Date; or

(x) commit or agree to take, or authorize the taking, of any of the foregoing actions.

(c) Except as expressly provided in this Agreement or to the extent that Buyer otherwise consents in writing, no Seller Shareholder will knowingly take any actions or fail to take any actions that would cause any Breach of that Seller Shareholder’s representations and warranties set forth in this Agreement at any time on or prior to the Closing Date.

(d) Except as expressly provided in this Agreement or to the extent that Seller otherwise consents in writing, Buyer will not knowingly take any actions or fail to take any actions that would cause any Breach of Buyer’s representations and warranties set forth in this Agreement at any time on or prior to the Closing Date.

(e) Nothing in this Agreement is intended to give Buyer, directly or indirectly, any right to control or direct the business or operations of the Business prior to Closing.

(f) Each of Seller and the Seller Shareholders, on the one part, and Buyer, on the other part, will promptly advise the other in writing if such party obtains or receives actual knowledge that (i) an event has occurred or failed to occur which, individually or in the aggregate with other events, would reasonably be expected to result in the failure to satisfy a condition to the Closing or otherwise materially delay the Closing; (ii) (1) any of such party’s representations or warranties set forth in this Agreement that are qualified as to materiality or Material Adverse Effect have become untrue or inaccurate in any respect or (2) any of the representations and warranties set forth in this Agreement that are not qualified as to materiality or Material Adverse Effect have become untrue or inaccurate in any material respect; or (iii) such party has Breached any of its (or his or her) obligations under this Agreement. Notwithstanding the foregoing, no such notification under this sentence or the preceding sentence will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, unless expressly waived in writing at or prior to Closing.

7.2 No Solicitation. The obligations of this Section 7.2 shall only apply during the Pre-Closing Period.

(a) Seller and the Seller Shareholders will not, and will cause their directors, officers, employees, agents, representatives and Affiliates not to, directly or indirectly, take any of the following actions with any Person other than Buyer: (i) solicit, initiate, entertain, or knowingly encourage or facilitate, any proposals or offers from, or conduct discussions or engage in negotiations with any Person relating to any actual or prospective sale or other transfer (including by merger, reorganization or similar transaction) of any asset used in the conduct of the Business (except for sales of whole goods and parts to dealers in the Ordinary Course of Business and routine disposition of non-material assets consistent with past practices), a sale or transfer of any equity interest in Seller, or any other transaction that, if completed, could reasonably be expected to prevent, impede, delay or frustrate, in whole or in part, the transactions contemplated by this Agreement (each, an “Alternative Transaction”); (ii) provide written, oral, audio, video or other form of information with respect to Seller or the Business or any of the Purchased Assets to any Person, other than Buyer (and its directors, officers, employees, agents, representatives and Affiliates), relating to, or otherwise cooperate with, facilitate or encourage any effort with regard to, or attempt by any such Person to pursue, an Alternative Transaction; or (iii) enter into any direct or indirect, written or oral agreement, or complete any transaction, with any Person providing for, relating to or constituting an Alternative Transaction. Seller and the Seller Shareholders will notify Buyer promptly if any proposals or other communications regarding an Alternative Transaction are received by, or any such information is requested from Seller, any Seller Shareholder or any of their respective directors, officers, employees, agents, representatives and Affiliates, or any such negotiations are sought to be initiated or continued, regarding any Alternative Transaction, and the substantive terms and conditions of any such proposal or other communications.

(b) Seller and the Seller Shareholders will ensure that their directors, officers, employees, consultants, lenders, advisors, agents, representatives and Affiliates are aware of the restrictions in this Section 7.2 as reasonably necessary to avoid violations hereof. Any violation of the restrictions set forth in this Section 7.2 by any such Persons (including any investment banker, financial advisor, attorney, accountant, or other retained advisor, agent or representative) of Seller or any Seller Shareholder, or otherwise at the direction or with the consent or knowledge of Seller or any Seller Shareholder, will be deemed to be a breach of this Section 7.2 by Seller (and any such Seller Shareholder, if applicable).

(c) Seller and each Seller Shareholder acknowledges and agrees that Buyer and its Affiliates would be damaged irreparably in the event any of the provisions of this Section 7.2 are not performed in accordance with their specific terms or otherwise are Breached. Accordingly, Seller and each Seller Shareholder agrees that Buyer and its Affiliates will be entitled to an injunction or injunctions to prevent Breaches of this Section 7.2 and to enforce specifically the terms and provisions of this Section 7.2 in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

7.3 Access to Information; Confidentiality. The obligations of this Section 7.3 shall only apply during the Pre-Closing Period.

(a) Subject to applicable Law, Seller will:

(i) afford to Buyer and its representatives reasonable physical and electronic access (including for the purpose of coordinating integration activities and transition planning), during regular business hours upon reasonable notice, to the employees, plants, offices, warehouses and other facilities of the Business and to all books, Contracts (subject to applicable confidentiality restrictions), commitments and records of the Business (including Tax Returns and work papers relating thereto), provide copies thereof as requested, and request Seller’s independent public accountants to provide access to and copies of their work papers and such other information as Buyer may reasonably request;

(ii) upon reasonable notice, permit Buyer and its representatives to make such inspections as it may reasonably require; and

(iii) cause Seller’s officers to furnish Buyer and its representatives with such financial and operating data and other information with respect to the business, properties and personnel of the Business in such format and detail as Buyer may from time to time reasonably request.

(b) All requests by Buyer and its representatives for information and access hereunder will be coordinated through either of the Seller Shareholders or a designee of such person. All information acquired by Buyer or any of its representatives under this Section 7.3 will be subject to the terms and conditions of the Confidentiality Agreement. No investigation or information provided under this Section 7.3 will affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

7.4 Reasonable Efforts; Notification. The obligations of this Section 7.4 shall only apply during the Pre-Closing Period.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the use of all commercially reasonable efforts to:

(i) cause the conditions to Closing to be satisfied as promptly as practicable;

(ii) obtain all necessary Consents from, and submit all necessary notices, registrations and filings with, Authorities and other Third Parties;

(iii) defend against any Proceedings or other actions by Authorities or other Third Parties challenging this Agreement or the completion of the transactions contemplated hereby (including seeking to have vacated or reversed any Order issued by an Authority); and

(iv) execute and deliver such additional instruments as may be necessary to complete the transactions contemplated by this Agreement.

(b) At or prior to the Closing, Seller will update the Seller Disclosure Schedule (but not any other schedules other than Schedule 1.1(c) as mutually agreed upon by Seller and Buyer and Schedule 12.14 as provided in Section 7.5(h)) to reflect events or circumstances, whether arising before or after the date of this Agreement, if such update is necessary so that the representations and warranties set forth in ARTICLE 4 and ARTICLE 5 are true and correct but no such supplement will be deemed to modify the Seller Disclosure Schedule or otherwise qualify any of the representations and warranties set forth in ARTICLE 4 and ARTICLE 5 for purposes of determining the accuracy of such representations for any purposes of this Agreement, including without limitation Section 9.1(b), Section 11.3(a)(i) and Section 11.3(b)(i). For purposes of clarity, no supplements or updates made to the Seller Disclosure Schedule after the date hereof will operate to waive any right of any Buyer Indemnified Party to indemnification under Section 11.3(a)(i) or Section 11.3(b)(i).

7.5 Real Property.

(a) Buyer has received an ALTA/ACSM survey of the Owned Real Property (the “Survey”) prepared by a Michigan registered surveyor.

(b) Seller has caused or will cause First American Title Insurance Company (the “Title Insurer”) to furnish to Buyer and Seller with a commitment (“Commitment”) regarding each Owned Real Property for an ALTA 2006 Owner’s Policy of Title Insurance in an amount reasonably acceptable to Buyer and Seller (but in any event no less than the current assessed value for the land and improvements on each Owned Real Property on the Closing Date). The Commitment, the Schedule B documents and the Survey, if any, shall collectively be referred to as the “Title Evidence”.

(c) On or before the Closing, Seller will cause Title Insurer to furnish to Buyer an owner’s title insurance policy (“Title Policy”) issued by Title Insurer pursuant to the Commitment, or a suitably marked up Commitment initialed by the Title Insurer undertaking to issue a Title Policy within a reasonable time in the form required by the Commitment, as reasonably approved by Buyer.

(d) Seller will pay the costs of the Commitment, the related title searches and a GAP endorsement. Buyer will pay the premium for the Title Policy and the cost of any other endorsements Buyer desires. Seller and Buyer will each pay one half of any reasonable and customary closing fee or charge imposed by the Title Insurer or its designated closing agent. Buyer will pay all costs related to or arising from the Survey. Seller will pay all state and local transfer tax due on the deed to be delivered by Seller under this Agreement. Seller will pay recording fees for instruments necessary to cure any objections to the matters disclosed in the Title Evidence which can be cured solely by the payment of a fixed sum of money including, without limitation, payment of any mortgages, judgments, or monetary liens (the “Payment Objections”) and such payments shall be paid at Closing by Seller from the Closing proceeds. Buyer will pay recording fees for each deed and any other documents desired by Buyer or its lender.

(e) The other provisions of this Agreement notwithstanding, Seller will pay all general real estate taxes and installments of special assessments, including any interest and penalties, with respect to the Owned Real Estate that are due and payable in all years prior to the year in which the Closing occurs. Seller and Buyer will prorate the general real estate taxes and installments of special assessments with respect to the Owned Real Estate due and payable in the year of Closing as of the Closing Date based upon the calendar year, without duplication of any accrual or refund included in the Final Closing Balance Sheet. Such proration shall be based on the number of days in such year on or before the Closing Date and the number of days in such year after the Closing Date. Seller shall receive a credit at Closing for any real estate taxes and assessments previously paid by Seller with respect to the prorated period after the Closing Date. Buyer will pay all general real estate taxes and installments of special assessments, including interest, due and payable with respect to the Owned Real Estate for the prorated period after the Closing Date.

(f) Seller and Seller Shareholders acknowledge that Buyer has not completed its due diligence with respect to the Title Evidence, and accordingly a closing condition in favor of Buyer has been set forth in Section 9.2(e).

(g) Seller will use its commercially reasonable efforts to resolve any objections to matters disclosed in the Title Evidence raised by Buyer.

(h) Notwithstanding any other provision of this Agreement to the contrary, Seller and Buyer agree that prior to Closing, Schedule 12.14 will be prepared to contain only those items that Title Insurer and Buyer have agreed will be shown as title exceptions on the Title Policy. In furtherance thereof, the parties agree that the pro-forma title policy issued by Title Insurer and agreed to by Buyer shall be the basis for the items to be set forth on Schedule 12.14.

7.6 Employees.

(a) Buyer shall offer employment to Business Employees pursuant to the terms set forth in the Personnel Agreement and as of the Buyer Employment Start Date (as defined in the Personnel Agreement); provided, that Buyer shall offer to employ David J. Brule II effective immediately following Closing in accordance with the terms of the Employment Agreement.

(b) Seller shall be responsible for providing and/or discharging any and all notifications, benefits, and liabilities for pre-Closing and pre-Buyer Employment Start Date notifications, benefits and liabilities to Business Employees, collective bargaining representatives of Sellers’ employees, and governmental entities required by Law.

(c) With respect to any Seller Plan that is a 401(k) plan in which the Business Employees participate as of the day immediately prior to the Buyer Employment Start Date, Seller shall take or cause to be taken all necessary action to vest such employees in their respective account balances and to make all matching contributions, profit sharing and true-up contributions in respect of periods prior to the Buyer Employment Start Date in accordance with Seller’s past practices and the terms of the Plan (and with respect to IBEW Business Employees, pursuant to the terms of the collective bargaining agreement). Buyer and Seller shall cooperate in implementing such administrative procedures as may be reasonably necessary to permit Hired Business Employees to take distributions of such balances as soon as reasonably practicable following the Buyer Employment Start Date and, at their option, to make direct rollovers of such distributions (including direct rollovers of outstanding loans and any promissory notes evidencing such loans, but excluding direct rollovers of other in-kind distributions and Roth account distributions) to a 401(k) plan sponsored and maintained by Buyer or its Affiliates from and after the Buyer Employment Start Date.

(d) Beginning on the date hereof, Buyer will engage in good faith discussions with the IBEW Union regarding the terms and conditions of Buyer’s employment of the IBEW Business Employees beginning on the Buyer Employment Start Date.

(e) Seller and Buyer will cooperate in good faith with the trustees of the IBEW-LU2221 Health and Welfare Trust to transfer an equitable portion of the assets of such trust (on or as soon as reasonably practicable after the Buyer Employment Start Date) to a new IBEW Union health and welfare plan trust established for IBEW Business Employees who become Hired Business Employees.

7.7 No Plan Amendment or Third Party Rights. Nothing herein expressed or implied shall confer upon any employee, former employee, leased employee, independent contractor or consultant of Seller any rights or remedies, including right to employment or continued employment with Seller or Buyer for any specified period, under or by reason of this Agreement, the Transition Services Agreement or the Personnel Agreement. Nothing in Section 7.6 will be deemed to amend any Plan or employee benefit plan of Buyer. No person, including any employee (or dependent thereof) of Seller, is a third party beneficiary of any term of Section 7.6, the Transition Services Agreement or the Personnel Agreement.

ARTICLE 8

OTHER COVENANTS AND AGREEMENTS

8.1 Public Announcement.

(a) Except as otherwise agreed in writing between Buyer and Seller, as required by Law or as expressly permitted by the communications plan described in Section 8.1(b), none of Seller or any Seller Shareholder, nor any of their respective Affiliates, will make any public announcement (including any general announcement to employees, customers, suppliers or others having dealings with Seller), postings to any public website or electronic forum, or similar communication regarding this Agreement or the transactions contemplated hereby. Buyer will be free to make any public announcement or similar communication that Buyer deems appropriate or advisable in which case Buyer will use commercially reasonable efforts to advise Seller and the Seller Shareholders prior to making such announcement or communication; provided, however, that if Buyer includes in any such announcement or communication a statement attributable to a Seller Shareholder, Buyer will, prior to making such announcement or communication, provide a draft of the same to the applicable Seller Shareholder at least two (2) Business Days in advance and incorporate any reasonable comments from such Seller Shareholder with respect to such statement. Seller and the Seller Shareholders understand and acknowledge that Buyer will be required to file a Current Report on Form 8-K with the SEC to disclose the acquisition contemplated by this Agreement and Seller and the Seller Shareholders expressly consent to such timely filing.

(b) Seller and Buyer will consult with one another regarding the communications plan (including content and medium) by which Business Employees, customers, suppliers and others having business dealings with the Business will be informed of the transactions contemplated by this Agreement, and all communications in such communications plan that are to be conducted jointly will be conducted jointly by Seller and Buyer.

8.2 Confidentiality.

(a) For purposes of this Agreement, the term “Confidential Information” means (i) all information, books and records of Buyer, including customer, supplier and prospect information, Intellectual Property, sales, marketing, employment, financial and accounting information, and quality control and regulatory information, which Seller, any Seller Shareholder or any of their directors, officers, employees, agents, representatives and Affiliates is provided or learns in connection with or as a result of the negotiation, preparation or performance of this Agreement or the transactions contemplated hereby (“Buyer Information”); (ii) all Intellectual Property included in the Purchased Assets and all tangible and electronic embodiments of the Intellectual Property; and (iii) all Business Information and other books and records of Seller that constitute Purchased Assets, excluding in each case any such information that at any time is or becomes lawfully available to the general public through no fault of Seller or a Seller Shareholder. Notwithstanding the foregoing, “Confidential Information” shall not include any information which (a) is or becomes generally available to the public other than as a result of breach of this Section 8.2 by Seller or any Seller Shareholder, (b) is received by Seller or any Seller Shareholder from a Third Party who is not bound by any confidentiality obligation to Seller or Buyer with respect to the same, or (c) is required for Seller to operate the Systems Control division in the Ordinary Course of Business, provided that such information is solely used for such purpose.

(b) Except as required by the terms of a valid and binding Order issued by a competent Authority or applicable Law (including Tax obligations), Seller and each Seller Shareholder will and will cause their directors, officers, employees, agents, representatives and Affiliates to keep confidential and protect, and to not disclose, allow access to or use in any way (other than in connection with the performance of their obligations or exercise of their rights hereunder and/or under any Ancillary Documents), any Buyer Information and, from and after the Closing, all other Confidential Information. Seller and each Seller Shareholder acknowledge and agree that the Buyer Information is and will continue to be and, from and after the Closing, all other Confidential Information will be, the exclusive property of Buyer and its Affiliates. Promptly following Closing, Seller and each Seller Shareholder will deliver to Buyer or destroy, at Buyer’s request and option, all tangible and electronic embodiments (including all copies) of the Buyer Information that are in the possession or control of Seller or such Seller Shareholder, or any of their directors, officers, employees, agents, representatives and Affiliates, without retaining any copies thereof, except that one archive copy may be retained on a strictly confidential basis by Seller’s outside counsel, as custodian, to the extent required to comply with Seller’s legal obligations subject to providing written notice to Buyer describing in reasonable detail the nature and scope of the records so retained and the contact information of such custodian.

(c) The covenants and undertakings contained in this Section 8.2 relate to matters which may be of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.2 may cause irreparable injury to Buyer and its Affiliates, the amount of which may be impossible to estimate or determine and for which adequate compensation may not be available. Therefore, Buyer and its Affiliates will be entitled to an injunction, restraining order or other equitable relief from a court of competent jurisdiction restraining any violation or threatened violation of any such terms by Seller or any Seller Shareholder or any of their directors, officers, employees, agents, representatives or Affiliates.

(d) If Seller or any Seller Shareholder receives a request to disclose all or any part of the Confidential Information in connection with a Proceeding, Seller or that Seller Shareholder (as applicable) will, to the extent permitted by Law, (i) promptly notify Buyer of the existence, terms and circumstances surrounding such request, (ii) consult with Buyer regarding the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, disclose the minimum required and exercise commercially reasonable efforts to obtain, at Buyer’s expense, an Order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which Buyer so designates.

(e) Promptly following the execution of this Agreement, Seller and the Seller Shareholders will use commercially reasonable efforts to cause all Persons (other than Buyer and its Affiliates) who have been furnished with any Confidential Information or other confidential information regarding the Business and Purchased Assets in connection with the solicitation of, or discussions regarding, an Alternative Transaction prior to the date hereof (other than information provided to any Authority or to a Third Party pursuant to an Assigned Contract) promptly to return or destroy such information to the extent that the applicable confidentiality agreements or similar provisions allow Seller or the Seller Shareholder to require such return or destruction. Neither Seller nor any Seller Shareholder will release any Person from the confidentiality provisions of any Contract to which Seller or a Seller Shareholder is or becomes a party or under which it is a beneficiary, relating to any Alternative Transaction or that otherwise protects or relates to any Confidential Information.

(f) Seller and the Seller Shareholders will ensure that their directors, officers, employees, consultants, lenders, advisors, agents, representatives and Affiliates are aware of the restrictions in this Section 8.2 as reasonably necessary to avoid violations hereof. Any violation of the restrictions set forth in this Section 8.2 by any such Persons (including any investment banker, financial advisor, attorney, accountant, or other retained advisor, agent or representative) of Seller or any Seller Shareholder, or otherwise at the direction or with the consent of Seller or any Seller Shareholder, will be deemed to be a breach of this Section 8.2 by Seller (and any such Seller Shareholder, if applicable).

8.3 Noncompetition; Nonsolicitation. As a further material portion of the consideration to be received by Buyer for entering into this Agreement, Seller and each Major Shareholder agree as follows:

(a) Neither Seller nor either Major Shareholder will, during the Restricted Period, directly or indirectly, engage or have an interest, anywhere in the United States,

Canada, China, England, Germany, Japan, New Zealand or any other country in or to which Seller sells or markets products or services in the conduct of the Business, either alone or in association with others, whether as principal, officer, advisor, agent, employee, director, partner or stockholder, or through the investment of capital, lending of money or property, rendering of contract manufacturing or other services or otherwise, in or to any business that develops, manufactures, markets, distributes or sells snow and ice management products (other than acquiring an aggregate of not more than 2% of the outstanding shares of any company with a class of securities listed for trading on a national securities exchange, provided that Seller, either alone or in combination with any other Person or Persons, does not have or attempt to acquire control of such company). Further, neither Seller nor either Major Shareholder will at any time, directly or indirectly, use or authorize any Person to use any Mark or other identifying words or images which are the same as or substantially similar to any of those which are included in the Purchased Assets, whether or not the use would be in a business in which each such Person is prohibited from engaging pursuant to this Section 8.3(a).

(b) Neither Buyer, Seller nor either Major Shareholder will, during the Restricted Period, directly or indirectly, on its own behalf or on behalf of any other Person, hire, recruit or otherwise solicit or induce any employee of the other party to terminate his or her employment or other relationship with Seller, Buyer or any of their Affiliates, as applicable, except that the provisions of this Section 8.3(b) will not apply with respect to (i) a Person whose employment has been terminated or who terminates his or her own employment without direct or indirect solicitation or inducement by Buyer, Seller or either Major Shareholder, as applicable; (ii) solicitations made in public advertisements or through employment search firms (so long as neither Buyer, Seller nor either Major Shareholder, as applicable, directly or indirectly instructs the search firm to contact employees of such business) and hires in connection with such general solicitations; and (iii) hiring any Person who contacts Buyer, Seller or either Major Shareholder, as applicable, entirely on his or her own initiative.

(c) Buyer, Seller and each Major Shareholder acknowledge and agree that the restrictions imposed by this Section 8.3 are material conditions to the willingness of the parties hereto to enter into this Agreement and agree that such restrictions are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of each party and its respective Affiliates (including the preservation of the Purchased Assets). Nevertheless, if, at the time of enforcement of this Section 8.3, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area. In addition, Buyer, Seller and each Major Shareholder acknowledge and agree that each party and its Affiliates would be damaged irreparably in the event any of the provisions of this Section 8.3 are not performed in accordance with their specific terms or otherwise are Breached. Accordingly, each party agrees that the other party and its Affiliates will be entitled to an injunction or injunctions to prevent Breaches of this Section 8.3 and to enforce specifically the terms and provisions of this Section 8.3 in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

8.4 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Seller and Buyer will each pay, and be responsible for, 50% of any sales Tax, use Tax, transfer Tax (including any real estate transfer or similar tax on transfer of the Owned Real Property), documentary stamp Tax, value added Tax or similar Taxes and related fees (“Transfer Taxes”) imposed on the sale or transfer of the Purchased Assets pursuant to this Agreement or the entering into of this Agreement. Seller will prepare and file all Tax Returns with respect to such Transfer Taxes, subject to Buyer’s right to review and approve the same, which approval shall not be unreasonably withheld, delayed or conditioned.

8.5 Payment of Retained Liabilities; Collection of Accounts Receivable.

(a) Seller will pay or make adequate provision for the payment in full of all of the Retained Liabilities.

(b) On the Closing Date or as soon as practicable thereafter, but in any event not more than five (5) Business Days after the Closing Date, Seller and Buyer shall jointly notify customers and other account debtors of the Business that the Business has been acquired by Buyer. Such notice shall include notification that payment of all accounts receivable with respect to the Business after the Closing (whether the receivable arose before, on or after the Closing) shall be payable to Seller until January 1, 2015, at which time payment for all such receivables will be transferred to Buyer. Amounts received by Seller for payment of any accounts receivable arising from operation of the Business after the Closing (“Buyer Receivables”), whether received before, on or after January 1, 2015, shall be for the account of and held in trust for Buyer and transferred to Buyer in the manner hereinafter described. Amounts received by Buyer for payment of any Accounts Receivable, whether received before, on or after January 1, 2015, shall be for the account of and held in trust for Seller and promptly (and in any event, within five Business Days of receipt) transferred to Seller along with such information related to the payment as Seller may reasonably request. If Seller receives payment of Accounts Receivable after the Closing, Seller shall retain the payment as a Retained Asset but will on a periodic basis provide a written update of such payments to Buyer. Seller will use commercially reasonable efforts, consistent with past practices of the Business prior to the Closing, to collect all Accounts Receivable. On or about the eighth (8th) day after the Closing, and weekly thereafter until the earlier of the full collection of all Accounts Receivable and January 1, 2015, Seller will transfer to Buyer all payments received on Buyer Receivables during the prior seven (7) day period with a report reasonably identifying the payment received.

(c) Payments received from a customer or other account debtor of the Business after the Closing will be presumed to apply first to the longest outstanding accounts receivable from that payor and then to the most recent accounts receivable from that payor, and so on, until all Accounts Receivable from that payor have been paid in full to Seller; provided, however, that (i) any use of credits and discounts by a customer that are identifiable to a specific invoice will be used against that invoice and (ii) any payment that is indicated by a customer to be for a specific invoice will be applied to that invoice.

(d) If Seller reclaims any inventory in which it has a priority security interest under the Collateral Subordination Agreement from any delinquent customer or other account debtor of the Business, whether through foreclosure on Seller’s priority security interest in such inventory or otherwise, and such inventory is useable and saleable in the ordinary course of business either “as is” or with reasonable refurbishment, Buyer will purchase such inventory from Seller at a purchase price equal to the standard cost of Seller as of the Closing of such inventory. In no event may Seller take any action, whether with respect to any reclaimed inventory or otherwise, that would constitute a breach of the covenants set forth in Section 8.3.

(e) If Buyer, its employees or representatives, or a Business Employee, at the request of Seller, initiates a sale or other transfer of any inventory from any customer of the Business owing delinquent Accounts Receivable to Seller to another customer of the Business, then Seller will pay to Buyer an amount equal to 10% of the amount collected by Seller from the selling customer on the applicable Accounts Receivable following such sale or other transfer.

(f) Notwithstanding any contrary term above, if after April 1, 2015, Buyer sells inventory to any customer of the Business whom Buyer knows has delinquent Accounts Receivable owed to Seller, then any payment from such delinquent customer received by Buyer after such a sale will apply first to the longest outstanding Accounts Receivable from that customer. Seller will deliver a list of such delinquent customers to Buyer no later than March 31, 2015.

(g) Seller may after written notice to Buyer initiate Third Party collection proceedings to the extent consistent with Seller’s past practices, provided that Seller considers in good faith any reasonable proposal by Buyer with respect to the method of such collection efforts.

(h) The Seller Shareholders will cause Seller to comply with the provisions of this Section 8.5.

8.6 Retention of and Access to Records. From and after the Closing Date:

(a) Seller will retain and provide Buyer and its representatives with reasonable access to and copies of all books and records that constitute Retained Assets, during normal business hours and upon reasonable written notice, for any reasonable business purposes specified by Buyer in such notice.

(b) Buyer will retain all books and records that constitute Purchased Assets for a period consistent with the retention period assigned in Buyer’s “Records Classification and Retention” policy as in effect on the date hereof, a correct and complete copy of which has been provided to Seller. Solely for purposes of determining the retention period within such policy for the Business’ books and records, such books and records will be retained within such policy as if they had been created by or for the benefit of Buyer and its Affiliates. Following the expiration of such period, Buyer may dispose of such books and records; provided that, if requested by Seller prior to the expiration of the applicable retention period, or if requested by Seller after the expiration of the applicable retention period if Buyer is still in the possession or control of the applicable books and records at such time, Buyer shall deliver to Seller, at Seller’s expense, any of such books and records as Seller may request in order to enable Seller to prepare Tax Returns or respond to Tax audits, defend or prosecute any Proceeding involving a Third Party, in connection with accounting or financial reporting requirements applicable to Seller, in order to fulfill Seller’s or any Seller’s Shareholder’s obligations under this Agreement or any Ancillary Document, or for any other reasonable business purpose that does not have an adverse impact on Buyer (and specifically excluding in connection with any enforcement by Seller or any Seller Shareholder of its rights against Buyer or any of its Affiliates under this Agreement).

8.7 Preparation of Financial Statements. Seller and the Seller Shareholders acknowledge that Buyer is a public company listed on the New York Stock Exchange and, as such, has certain financial reporting obligations under applicable Law and/or stock exchange requirements, which may require Buyer to file with the Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K certain audited and unaudited financial statements and related footnotes for the Business for certain periods and pro forma financial statements giving effect to the transactions contemplated hereby, all of which must be prepared in accordance with GAAP consistently applied. In order that Buyer may comply with such obligations, Seller shall, at Seller’s sole cost and expense, prepare and deliver to Buyer no later than 60 days after the Closing, an audited consolidated balance sheet of the Business as at the Closing Date and the related audited consolidated statements of income, statement of cash flows and changes in stockholders’ equity of the Business for period from January 1, 2014 through the Closing Date, in each case with all applicable footnotes, and including a report from Seller’s independent auditor containing an unqualified opinion that such financial statements present fairly, in all material respects, the financial position of the Business and the results of operations in accordance with GAAP consistently applied (the “Required Post-Closing Financial Statements”). Seller shall use its best efforts to assist with obtaining all the consents required from accounting firms for Buyer to file the Required Post-Closing Financial Statements with the SEC no later than 75 days after the Closing Date.

8.8 Iron Mountain Operations. Until March 31, 2018 (which is the initial termination date of the existing collective bargaining agreement between IBEW and Seller), Buyer will conduct a significant portion of the Business in Iron Mountain, MI so long as, during such period, there occurs no damage to the Owned Real Property, whether caused by accident, fire, flood, excessive snow fall, tornado, the exercise by any Person of rights to mine iron ore and any other minerals or fossils, in, under or upon the Owned Real Property, or otherwise, that causes a material disruption to the operations or profitability of the Business for more than a temporary period of time; provided, however, that such covenant shall be of no further force and effect if either (i) no agreement is reached by December 31, 2014 to the mutual satisfaction of Buyer, Seller and the trustees of the IBEW-LU2221 Health and Welfare Trust as to the transfer of an equitable portion of the assets of such trust (on or as soon as reasonably practicable after the Buyer Employment Start Date) to a new IBEW Union health and welfare plan trust established for IBEW Business Employees who become Hired Business Employees or (ii) by December 31, 2014, IBEW does not agree to enter into a new collective bargaining agreement with Buyer on the same economic terms and termination date as the existing collective bargaining agreement between IBEW and Seller.

8.9 Further Assurances. Seller, each Seller Shareholder and Buyer agree that, from time to time, from and after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the transactions contemplated by this Agreement. In addition, Seller will provide Buyer with reasonable physical and electronic access to its premises and computers (and will use commercially reasonable efforts to cause any Third Parties who possess or control any of the Purchased Assets to provide Buyer with reasonable physical and electronic access to their premises and computers), and will otherwise provide Buyer with such assistance as Buyer may reasonably request, in order to collect, package and otherwise prepare for delivery to Buyer all Purchased Assets that are in tangible or electronic form.

8.10 Intentionally Omitted.

8.11 Unused Inventory Items. In the event any of the items of Inventory included on Schedule 8.11 are not sold or used to produce finished goods in the course of operating the Business within thirty (30) months following the Closing, then Seller will pay to Buyer the value (as indicated on Schedule 8.11) of each such unsold and unused item within five (5) Business Days of being provided a written notification by Buyer that lists the unsold and used items. Within fourteen (14) days of receiving the written notice, Seller will have the right to inspect and count the unsold items set forth on such schedule.

8.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

8.13 Personal Property Taxes. Seller will use its commercially reasonable efforts to cooperate with and assist Buyer in obtaining the benefits, to the extent related to the Business, of the personal property tax exemption granted to Seller by the City of Iron Mountain, Michigan as evidenced by that certain Certification of Personal Property Tax Abatement dated November 9, 2004.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to Buyer’s, Seller’s and Seller Shareholders’ Obligations. The respective obligation of each of Buyer on the one hand and Seller and the Seller Shareholders on the other hand to complete the Closing is subject to the satisfaction or waiver (to the extent permitted by Law) of the following conditions precedent:

(a) this Agreement and the transactions contemplated hereby will have been approved (and not rescinded or modified) by the requisite affirmative vote of the Seller Shareholders in accordance with applicable corporate Law and Seller’s Governing Documents;

(b) no Law or Order will be in effect prohibiting the Closing (a “Legal Restraint”);

(c) receipt of a favorable determination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the regulations thereunder and other antitrust laws relating to the transactions contemplated by this Agreement and there shall not be in effect any voluntary agreement between Buyer and Seller, and the FTC and DOJ, pursuant to which Buyer and Seller have agreed not to consummate the transactions contemplated by this Agreement for any period of time;

(d) the Employment Agreement (in the form attached hereto as Exhibit H) shall have been approved by the Compensation Committee of the Board of Directors of Buyer; and

(e) no Proceeding will be pending or threatened in writing (or to each party’s actual knowledge, otherwise threatened) by any Authority or other Third Party against Seller, any Seller Shareholder, the Seller Board, Buyer, or any other Person (i) arising from or relating to this Agreement or any of the transactions contemplated hereby; (ii) seeking to prohibit or impose any limitations on Buyer’s direct or indirect (whether through one or more Subsidiaries or otherwise) ownership or operation of the Purchased Assets, or to compel any such Person to dispose of or hold separate any portion of the Purchased Assets; (iii) seeking to limit the right of Buyer or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, the Purchased Assets; (iv) seeking to prohibit Buyer or any of its Affiliates from effectively controlling the Purchased Assets; or (v) which otherwise would reasonably be expected to have a Material Adverse Effect; and no Law or Order will be in effect that would, or would reasonably be expected to, result directly or indirectly in any of the foregoing consequences.

9.2 Conditions to Buyer’s Obligations. The obligation of Buyer to complete the Closing is subject to the satisfaction or waiver (in the sole discretion of Buyer) of each of the following conditions precedent (in addition to those contained in Section 9.1):

(a) the sole holder of voting capital stock of Seller will not have rescinded, purported to have rescinded or otherwise challenged the validity or enforceability of his signature on the Written Consent;

(b) the representations and warranties of Seller and the Seller Shareholders contained in this Agreement that are (i) qualified as to materiality or by reference to a Material Adverse Effect will be accurate in all respects or (ii) not so qualified will be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without taking into account any disclosures of discoveries, events or occurrences arising on or after the date hereof), except that any such representations or warranties which expressly relate to an earlier date need only have been accurate as of such date;

(c) Seller and the Seller Shareholders will have performed in all material respects each of the obligations they are required to perform at or prior to the Closing Date;

(d) no change, effect, event, violation, inaccuracy, circumstance or condition will have occurred or will exist which has had or would reasonably be expected to have a Material Adverse Effect;

(e) Buyer will have received the Title Policy or a suitably marked up Commitment referenced in Section 7.5(c) and the same, as well as the survey for the Owned Real Estate, shall be satisfactory to Buyer in its sole discretion; and

(f) Buyer will have received all of the certificates, Required Consents and other documents specified in Section 3.2.

9.3 Conditions to Obligation of Seller and Seller Shareholders. The obligation of Seller and Seller Shareholders to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in the sole discretion of Seller) of each of the following conditions precedent (in addition to those contained in Section 9.1):

(a) the representations and warranties of Buyer contained in this Agreement that are (i) qualified as to materiality or by reference to material adverse effect will be accurate in all respects or (ii) not so qualified will be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without taking into account any disclosures of discoveries, events or occurrences arising on or after the date hereof), except that any such representations or warranties which expressly refer to an earlier date need only have been accurate as of that earlier date;

(b) Buyer will have performed in all material respects each of the obligations it is required to perform at or prior to the Closing; and

(c) Seller will have received from Buyer all of the certificates and other documents specified in Section 3.3.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated, and the Closing may be abandoned, at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, upon written notice to the other, if:

(i) the Closing has not occurred on or before December 31, 2014 (the “Termination Date”), except that (A) this termination right may not be exercised by a party if that party is then in Breach of this Agreement and the Breach has prevented the Closing from being completed on or before such date and (B) Buyer or Seller by written notice to the other on or before the above-stated Termination Date may extend the Termination Date up to 30 calendar days in the event that all conditions to Closing other than that set forth in Section 9.1(c) have been or are capable of being satisfied at the time of such extension and the electing party believes in good faith the condition in Section 9.1(c) is reasonably capable of being satisfied on or prior to such extended Termination Date; or

(ii) a Legal Restraint having the effect set forth in Section 9.1(b) is in effect and has become final and not subject to further appeal;

(c) by Buyer, upon written notice to Seller, if Seller or any Seller Shareholder is in Breach of this Agreement, the Breach would result in the failure to satisfy one or more of the conditions set forth in Sections 9.1 or 9.2, and in any such case, the Breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice of default (which notice may also serve as notice of termination if so stated therein) has been delivered to Seller; or

(d) by Seller, upon written notice to Buyer, if Buyer is in Breach of this Agreement, the Breach would result in the failure to satisfy one or more of the conditions set forth in Section 9.1 or 9.3, and in any such case, the Breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice of default (which notice may also serve as notice of termination if so stated therein) has been delivered to Buyer.

10.2 Obligations Upon Termination. The right of termination under Section 10.1 is in addition to any other rights that Buyer, Seller or a Seller Shareholder may have under this Agreement or otherwise, and the exercise of a right of termination will not constitute an election of remedies and will not preclude an action for damages resulting from a Breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate, except that the second sentence of Section 7.3(b) (Access to Information; Confidentiality), Section 8.2 (Confidentiality) insofar as it relates to Buyer Information only, Section 8.1 (Public Announcement), this Section 10.2 and ARTICLE 12 (Miscellaneous Provisions) will survive indefinitely unless sooner modified or terminated in writing by the parties. In addition, as provided in Section 12.11, the Confidentiality Agreement will remain in effect in accordance with its terms.

ARTICLE 11

SURVIVAL AND INDEMNIFICATION

11.1 Survival. Subject to the applicable provisions of Section 11.4, all representations, warranties and covenants contained in this Agreement or any Ancillary Document will survive the Closing and the completion of the transactions contemplated by this Agreement. The indemnification rights and other remedies under this Agreement will not be limited or otherwise affected in any manner or to any extent as a result of any investigation made, or any knowledge acquired or capable of being acquired, whether before, at or after the Closing, by a party regarding any actual or potential Breach of a representation, warranty or covenant by another party.

11.2 Indemnification of Seller Indemnified Parties. Subject to the applicable provisions of Section 11.4, Buyer will indemnify in full the Seller Shareholders, Seller and its officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”), and hold them harmless from and against, any and all Losses which they or any of them may suffer or incur, directly or indirectly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise from or relate to:

(a) any Breach of a representation or warranty by Buyer in this Agreement or in any Ancillary Document, determined in each case without giving effect to any materiality or material adverse effect qualifiers therein;

(b) any Breach of a covenant, agreement or undertaking of Buyer in this Agreement;

(c) the Assumed Liabilities (regardless of whether there has been any Breach or whether the Losses are recoverable under any other provision of this Section 11.2), except to the extent such matter, or the same or substantially similar facts and circumstances giving rise to such indemnification claim under this Section 11.2(c), also gives rise to a claim for indemnification by a Buyer Indemnified Party under Section 11.3;

(d) any and all Taxes arising out of the Business or ownership or use of the Purchased Assets for any period commencing after the Closing Date provided that such Taxes are not included in the Retained Liabilities, except to the extent that any Buyer Indemnified Party would be entitled to indemnification for such matter under Section 11.3;

(e) all Liabilities otherwise arising from or relating to Buyer’s use, ownership or operation of the Purchased Assets or the operation of the Business after the Closing (regardless of whether there has been any Breach or whether the Losses are recoverable under any other provision of this Section 11.2), except (i) to the extent such matter, or the same or substantially similar facts and circumstances giving rise to such indemnification claim under this Section 11.2(e), also gives rise to a claim for indemnification by a Buyer Indemnified Party under Section 11.3 or (ii) for such matters for which Seller is responsible under the Transition Services Agreement or Personnel Agreement; or

(f) any and all reasonable costs and expenses, including reasonable legal fees and expenses, in connection with enforcing the indemnification rights of the Seller Indemnified Parties pursuant to this Section 11.2, in each case to the extent that such enforcement is successful.

11.3 Indemnification of Buyer Indemnified Parties.

(a) Subject to the applicable provisions of Section 11.4, Seller and the Seller Shareholders will jointly and severally indemnify in full Buyer and each of Buyer’s Affiliates, together with their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”), and hold them harmless from and against, any and all Losses which they or any of them may suffer or incur, directly or indirectly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise from or relate to:

(i) any Breach of a representation or warranty by Seller or any Seller Shareholder under ARTICLE 4 of this Agreement or in any Ancillary Document, determined in each case (except for the representations and warranties set forth in (Section 4.7(b), clause (B) of Section 4.17(a), Section 4.19(a)(xviii) and the final sentence of Section 4.21(a)) without giving effect to any materiality or Material Adverse Effect qualifiers therein;

(ii) any Breach of a covenant, agreement or undertaking of Seller or any Seller Shareholder in this Agreement; provided, however, that if any indemnification claim may be made by a Buyer Indemnified Party under this Section 11.3(a)(ii) as a result of a breach of a covenant in Section 7.1(a) or Section 7.1(b), and/or Section 11.3(a)(i) as a result of a breach of a warranty and representation in ARTICLE 4, in either case resulting from the same events or circumstances, then the applicable Buyer Indemnified Party shall not seek recourse for such matter under this Section 11.3(a)(ii);

(iii) the Retained Liabilities (regardless of whether there has been any Breach or whether the Losses are recoverable under any other provision of this Section 11.3);

(iv) all Liabilities otherwise arising from or relating to Seller’s use, ownership or operation of the Purchased Assets or the operation of the Business prior to the Closing (regardless of whether there has been any Breach or whether the Losses are recoverable under any other provision of this Section 11.3);

(v) all Liabilities arising from or relating to any transactions involving any capital stock or other equity of Seller, whether occurring among current or former shareholders of Seller;

(vi) the matters set forth on Schedule 11.3; or

(vii) any and all costs and expenses, including reasonable legal fees and expenses, incurred in connection with enforcing the indemnification rights of the Buyer Indemnified Parties pursuant to this Section 11.3(a), in each case to the extent that such enforcement is successful.

(b) Subject to the applicable provisions of Section 11.4, each Seller Shareholder will severally, but not jointly, indemnify in full the Buyer Indemnified Parties, and hold them harmless from and against, any and all Losses which they or any of them may suffer or incur, directly or indirectly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise from or relate to:

(i) any Breach of a representation or warranty by that Seller Shareholder under ARTICLE 5 of this Agreement or in any Ancillary Document, determined in each case without giving effect to any materiality, Material Adverse Effect or material adverse effect qualifiers therein;

(ii) any Breach of a covenant, agreement or undertaking by that Seller Shareholder in this Agreement; provided, however, that if any indemnification claim may be made by a Buyer Indemnified Party under this Section 11.3(b)(ii) as a result of a breach of a covenant in Section 7.1(a) or Section 7.1(b), and/or Section 11.3(a)(ii) as a result of a breach of a warranty and representation in ARTICLE 5, in either case resulting from the same events or circumstances, then the applicable Buyer Indemnified Party shall not seek recourse for such matter under this Section 11.3(b)(ii); or

(iii) any and all costs and expenses, including reasonable legal fees and expenses, incurred in connection with enforcing the indemnification rights of the Buyer Indemnified Parties pursuant to this Section 11.3(b), in each case to the extent that such enforcement is successful.

(c) Seller and Seller Shareholders acknowledge that Buyer has certain rights to liquidated damages under Section 9(f) of the Employment Agreement and that the payment of such liquidated damages if required under the terms of Section 9(f) of the Employment Agreement shall be made by Seller. Notwithstanding anything to the contrary in this Agreement, it is understood that Seller’s obligation to pay liquidated damages shall not be subject to the Basket but shall in all other respects be subject to the other provisions of this Article 11.

(d) Seller and Seller Shareholders acknowledge that Buyer has certain rights to payments under Section 2.10(c) of the Personnel Agreement including that such payments shall be made by Seller. Notwithstanding anything to the contrary in this Agreement, it is understood that Seller’s obligation to make the payments referred to in the preceding sentence shall not be subject to the Basket but shall in all other respects be subject to the other provision of this Article 11.

11.4 Limitations on Indemnification.

(a) After the Closing, notwithstanding any contrary term herein (i) the Buyer Indemnified Parties may not recover any Losses under Section 11.3(a)(i) until the total of all Losses with respect to those matters collectively exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the “Basket”), in which case, subject to any other applicable limitations contained in this Section 11.4, the Buyer Indemnified Parties will be entitled to recover all Losses in excess of the Basket; and (ii) (1) the Buyer Indemnified Parties may not recover any Losses under Section 11.3(a)(i) to the extent that the Losses with respect to those matters collectively exceed Thirty Million Dollars ($30,0000,000) and (2) the Buyer Indemnified Parties may not recover any Losses under Section 11.3 to the extent all Losses with respect to those matters collectively exceed the Purchase Price (the “Cap”). Notwithstanding the foregoing, neither the Basket nor the Cap will apply with respect to any Breach of the representations and warranties contained in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Capitalization), Section 4.3 (Authority; Approvals), the last sentence of Section 4.8(a) or the first sentence of Section 4.9 (Title), Section 4.10 (Inventory), Section 4.14 (Tax Matters) or Section 4.28 (Brokers) or to any claims based on fraud, knowing and intentional misconduct or willful misconduct, and the Losses associated with any such Breaches will not count toward the Basket or Cap for determining the recoverability of other Losses.

(b) Subject to the foregoing limitations, the amount of any Losses to which a Buyer Indemnified Party is entitled to indemnification under Section 11.3 will be recovered in the following manner, (i) first, to the extent of any outstanding unpaid principal balance owed under the Promissory Note by offset against such balance of the amount of such Losses, plus interest accrued on the amount of such Losses at the interest rate applicable under the Promissory Note from the date of the Promissory Note until the date of such offset or other recovery, following written notice of offset from Buyer to Seller, and (ii) second, to the extent the Losses and such interest exceed the amounts available to offset under the Promissory Note, by payment directly from Seller and/or the Seller Shareholders (with full recourse against each of them and all of their assets). If Seller or any Seller Shareholder becomes obligated to indemnify a Buyer Indemnified Party directly, such indemnification obligations shall be paid within five Business Days of Seller or such Seller Shareholder agreeing such indemnification obligation is payable or the Buyer Indemnified Party receives a judgment in its favor with respect to the applicable claim. Any exercise of such right of offset under the Promissory Note in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement or the Promissory Note, provided that if ultimately determined that any amount of principal of such offset was not justified, then (x) any default interest rate provided under the Promissory Note will be deemed to have been accruing on the account of such principal (in addition to the base interest rate) during the period from the initial offset until paid in full and (y) Seller shall have the right to recover any out-of-pocket costs, including reasonable attorney’s fees, arising in connection with such offset.

(c) The following claims limitations periods will apply, but, for clarity, in each case Losses relating to any claim will be recoverable whenever they are incurred provided notice of the claim is given within the required claims period and the applicable representation will continue to survive for purposes of indemnification for the matter set forth in any claim that is given within the required claims period:

(i) Claims for indemnification under Sections 11.2(a), 11.3(a)(i) or 11.3(b)(i) must be made no later than the 18 month anniversary of the Closing Date, except that claims arising from any Breach of the representations and warranties contained in (1) Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Capitalization), Section 4.3 (Authority; Approvals), Section 4.13 (Compliance with Laws; Permits; Regulatory Matters), Section 4.14 (Tax Matters), Section 5.1 (Organization, Standing and Corporate Power), Section 5.2 (Authority; No Breach), Section 6.1 (Organization, Standing and Corporate Power) and Section 6.2 (Authority; No Breach) must be made no later than the date that is six (6) years after the Closing Date, (2) Section 4.16 (Employee Benefits) must be made no later than the 36 month anniversary of the Closing Date and (3) Section 4.20 (Environmental Matters) must be made no later than the 60 month anniversary of the Closing Date.

(ii) All other claims for indemnification under this Article 11 must be made no later than the date that is six (6) years after the Closing Date.

(d) With respect to any matters covered by Section 11.2 or Section 11.3, as the case may be, the Indemnified Party shall use commercially reasonable efforts to assert all claims under all applicable insurance policies and any indemnification claim shall be net of any insurance proceeds received by the Indemnified Party (net of any deductible amounts and costs of collection) and, to the extent that insurance proceeds are collected by the Indemnified Party after an indemnification claim has been settled, the Indemnified Party will restore the Indemnifying Party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such claim.

(e) The amounts for which an Indemnifying Party shall be liable under Section 11.2 or Section 11.3, as the case may be, shall be net of any Tax benefit actually realized by the Indemnified Party as a result of the facts and circumstances giving rise to the liability of the Indemnifying Party in the tax year of the Indemnifying Party in which the claim is first asserted or in the next taxable year thereafter. The Indemnified Party shall reimburse the Indemnifying Party for such tax benefit to the extent such amount is subsequently realized by the Indemnified Party after an indemnification claim has been settled so long as the tax benefit is realized for such a taxable period.

(f) If any of the Losses for which an Indemnifying Party is responsible under Section 11.2 or Section 11.3 are reasonably recoverable against a third party vendor of the Indemnified Party, then the Indemnified Party will, to the extent pursuing recovery from such vendor would be commercially reasonable, attempt in good faith to collect any and all such Losses on account thereof from such vendor for the benefit of the Indemnifying Party. The Indemnified Party shall reimburse the Indemnifying Party for any and all Losses paid by the Indemnifying Party to the Indemnified Party pursuant to this Agreement to the extent such amount is subsequently received by the Indemnified Party from a vendor, net of any costs of collection.

(g) The Indemnified Party agrees to take all commercially reasonable actions required by Law to mitigate Losses upon becoming aware of any claim which may be made for indemnification under Section 11.2 or Section 11.3, as the case may be; provided however (i) in no event will Buyer be required to pursue any claim or Proceeding against a customer; and (ii) if a prudent Person would believe that a potential mitigation action would be reasonably likely to give rise to an additional, possibly non-indemnified harm, then the Indemnified Party will not be required to take that action unless (aa) the Indemnifying Party expressly acknowledges its obligation to provide indemnification for Losses as well as any Losses that might arise from the proposed mitigation and (bb) the Indemnified Party reasonably believes that such indemnification with respect to such additional Losses will be available and sufficient to hold Indemnified Party harmless.

(h) The Indemnified Parties may not recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation, warranty or covenant in this Agreement whether such facts or circumstances would give rise to a breach of more than one representation, warranty or covenant in this Agreement.

(i) The parties acknowledge and agree that the Bring-Down Certificates to be delivered at the Closing under Sections 3.2(e) and 3.3(d) are intended solely to memorialize satisfaction of the condition to the Closing set forth in Sections 3.2(e) and 3.3(d), respectively, and are not intended to function as personal representations and warranties of the individual(s) executing such Bring-Down Certificates. Rather, the only representations and warranties in this Agreement are the representations and warranties of the applicable parties set forth in Articles 4, 5 and 6 of this Agreement, as the case may be.

11.5 Indemnification Claims Procedures.

(a) If a Buyer Indemnified Party becomes aware of a claim for indemnification under Section 11.3(a) or Section 11.3(c), it will promptly notify Seller of the claim, or if under Section 11.3(b), it will promptly notify the relevant Seller Shareholder of the claim, and if a Seller Indemnified Party becomes aware of a claim for indemnification under Section 11.2, it will promptly notify Buyer of the claim (in each case, the giver of such notification being referred to hereafter as the “Indemnified Party,” and the recipient of such notification being referred to hereafter as the “Indemnifying Party”). Such indemnification notice will specify in reasonable detail, to the extent then known, the nature of the Losses suffered and the facts giving rise to the claim. Notwithstanding the foregoing, but subject to Section 11.4(c), any failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from its indemnification obligations or other Liabilities hereunder except to the extent (and only to the extent) that the Indemnifying Party demonstrates that the defense of the matter is materially prejudiced thereby.

(b) The Indemnifying Party will have 30 days after receipt of the indemnification notice to notify the Indemnified Party in writing of any objections thereto, specifying in reasonable detail the nature of and basis for each objection. To the extent that the Indemnifying Party fails to timely object to all or part of an indemnification claim, the Indemnifying Party will be deemed to have irrevocably accepted Liability for the claim. To the extent that the Indemnifying Party timely objects to all or part of an indemnification claim, the Indemnifying Party and the Indemnified Party will negotiate in good faith to resolve the dispute within 30 days thereafter. If the Indemnified Party and the Indemnifying Party are unable to resolve the dispute within that 30 day period, then either of them may proceed to arbitration and mediation with respect to the dispute as provided in Section 12.8.

(c) No action by an Indemnified Party to determine the extent of an indemnified Liability, including voluntary disclosure to Authorities or potential claimants, will in any way affect a party’s right to indemnification under this Agreement.

(d) The Seller Shareholders acknowledge and agree that any action taken by the Seller in its capacity as the Indemnifying Party pursuant to this ARTICLE 11 with regard to any claim brought by an Indemnified Party under Section 11.3(a) will be binding upon the Seller Shareholders and in no way limit or modify the Seller Shareholders’ indemnification obligations under Section 11.3(a).

(e) Notwithstanding any provision in this Agreement to the contrary (other than the proviso set forth in Section 11.3(a)(ii) and 11.3(b)(ii)), nothing shall prevent a Buyer Indemnified Party from making any claim for indemnification under any of Sections 11.3(a)(ii) through 11.3(a)(vii), Sections 11.3(b)(ii) or (b)(iii) or Section 11.3(c) even if such indemnification claim could have been brought under Section 11.3(a)(i) or 11.3(b)(i).

11.6 Payment of Indemnification Claims.

(a) With regard to any claim asserted against an Indemnified Party in a Proceeding (a “Third Party Claim”) for which indemnification is payable hereunder, such indemnification will become immediately due and payable, without further notice or demand, upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period or, if earlier, 10 days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of a nonappealable judgment or final appellate decision against the Indemnified Party; (iii) a settlement of the Third Party Claim; or (iv) with respect to indemnities for any Liability for Taxes, 10 days following the issuance of an Order by a Tax Authority; provided that, reasonable expenses of counsel to the Indemnified Party, together with other reasonable costs and expenses (including any appeal bonds), will be reimbursed on a current basis (subject to Section 11.7(b)(i)).

(b) With regard to any claim not involving a Third Party Claim for which indemnification is payable hereunder, such indemnification will become immediately due and payable, without further notice or demand, upon the earliest to occur of: (i) the expiration of the period for objecting to the claim under Section 11.5(b) unless an objection has been duly made; (ii) the date the dispute is resolved by mutual written agreement of the Indemnified Party and the Indemnifying Party under Section 11.5(b); (iii) the entry of a judgment in favor of the Indemnified Party in an action brought to enforce this Agreement and the expiration of any applicable appeal period or, if earlier, 10 days prior to the date that the judgment creditor has the right to execute the judgment; (iv) the entry of a nonappealable judgment or final appellate decision in favor of the Indemnified Party in an action brought to enforce this Agreement; or (v) a settlement of an action brought by the Indemnified Party to enforce this Agreement.

11.7 Third Party Proceedings.

(a) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim and, subject to Section 11.7(d), may elect to assume the defense of and control resolution of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by delivering written notice of the election within 10 Business Days after receiving notice of the Third Party Claim as provided in Section 11.5.

(b) If an Indemnifying Party timely elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party will not, so long as it conducts the defense in a commercially reasonable manner, be liable to the Indemnified Party under this ARTICLE 11 for any fees of other counsel or any other expenses with respect to the defense of the Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim;

(ii) the assumption will conclusively establish for purposes of this Agreement that the claims asserted in the Third Party Claim are within the scope of and subject to indemnification; and

(iii) no compromise or settlement of the Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed) unless (1) the compromise or settlement includes a grant by each claimant or plaintiff of a full, unconditional release of the Indemnified Party from all Liabilities arising from or relating to the claim; (2) the sole relief provided for is monetary damages that are paid in full by the Indemnifying Party (or its Affiliates); and (3) the terms of the compromise or settlement are strictly confidential among the parties thereto, and any copies required to be filed with any Authority are filed under seal or similar measures are taken to ensure confidential treatment thereof.

(c) If an Indemnifying Party does not timely elect to assume the defense of a Third Party Claim, then the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party in good faith.

(d) Notwithstanding Section 11.7(a), an Indemnified Party may retain or assume the exclusive right to defend, settle or compromise a Third Party Claim if the Indemnified Party reasonably determines in good faith that (i) the claim relates to or arises in connection with any criminal or quasi-criminal matter; (ii) the claim seeks or is likely to seek an injunction or other equitable relief against the Indemnified Party; (iii) there is or may be a conflict of interest (aside from the parties’ respective rights and obligations hereunder) between the Indemnifying Party and the Indemnified Party; (iv) the Indemnifying Party is not defending the claim in a commercially reasonable manner; or (v) the Indemnifying Party does not, or is not likely to, have the financial capacity to defend the claim and provide indemnification with respect to the claim. In any case where an Indemnified Party asserts its rights hereunder, no compromise or settlement of the Third Party Claim may be effected by the Indemnified Party without the Indemnifying Party’s consent unless the compromise or settlement includes a grant by each claimant or plaintiff of a full, unconditional release of the Indemnifying Party from all Liabilities arising from or relating to the claim.

(e) The Indemnified Party or the Indemnifying Party, as the case may be, that is controlling the defense of a Third Party Claim will keep the other reasonably informed of the Proceeding at all stages thereof, whether or not the other is represented by counsel. Each party agrees to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of a Third Party Claim. Each party will cooperate with the other and provide such assistance, at the sole cost and expense of the Indemnifying Party, as such other party may reasonably request in connection with the defense of the Third Party Claim, including providing such other party with reasonable access to and reasonable use of all relevant corporate records and making its officers and employees reasonably available for depositions, pretrial discovery and as witnesses at trial, if required. In requesting any such cooperation, the party requesting such assistance will have due regard for, and attempt to not be disruptive of, the business and day to day operations of the other party and will follow all reasonable requests of the other party regarding any documents or instruments which such party believes should be given confidential treatment.

11.8 Tax Treatment. For Tax purposes, unless otherwise required by Law, the parties agree to treat all payments made under this ARTICLE 11, and any payments in respect of any Breaches of representations, warranties, covenants or agreements hereunder, as adjustments to the Purchase Price.

11.9 Exclusive Remedy. After the Closing, except for claims based on fraud, knowing and intentional misconduct or willful misconduct, the rights and remedies set forth in this ARTICLE 11 are the sole and exclusive rights and remedies of any Indemnified Party under or in connection with this Agreement, except that nothing in this Agreement will limit any right to injunctive or other equitable relief.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Interpretation and Usage.

(a) Unless there is a clear contrary intention: (i) a reference made to an article, section, appendix, addendum, exhibit or schedule means a reference to an article, section, appendix, annex, addendum, exhibit or schedule of or to this Agreement; (ii) the singular includes the plural and vice versa; (iii) reference to any agreement, document or instrument means that agreement, document or instrument, including all appendices, annexes, addenda, exhibits, schedules thereto, as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time (except as used in ARTICLE 4, ARTICLE 5 or ARTICLE 6, in which case any changes post-Closing shall be disregarded), including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of that section or provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) “or” is used in the inclusive sense of “and/or”; (viii) “it” or “its” in reference to a Person will be deemed to include individual natural Persons; and (ix) the terms “writing,” “written” and words of similar import will be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form (except that notices given under this Agreement must comply with the requirements of Section 12.6).

(b) The Seller Disclosure Schedule is divided into sections which correspond to the sections of this Agreement. The sections of the Seller Disclosure Schedule relate only to the representations and warranties in the sections of this Agreement to which they correspond and not to any other representation or warranty in this Agreement, except to the extent that (i) a section of the Seller Disclosure Schedule expressly refers to another section thereof by specific cross reference or (ii) it is reasonably apparent from the text of a particular disclosure that the disclosure also applies to another representation or warranty. The Seller Disclosure Schedule shall not vary, change or alter the literal meaning of the representations and warranties of ARTICLE 4 or ARTICLE 5 hereof, other than creating exceptions thereto or listing applicable items, in each case which are responsive to the language of the warranties and representations contained in this Agreement.

(c) The term “to its knowledge” or similar statements means, with respect to any individual natural Person, the knowledge of that individual, and with respect to any other Person, the knowledge of any one or more members of senior management of that Person (and in the case of Seller, any of Dan Liebergen, Rick Conn, Dan Davis, Charles Schmidt, Jody Christy, Erick Weecks and/or either of the Major Shareholders), and includes in each case both the actual knowledge of such Person and the knowledge such Person would reasonably be expected to obtain in the course of a reasonable inquiry into the matter.

(d) The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience of the parties only and will not constitute a part hereof.

(e) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(f) For any reference in ARTICLE 4 or ARTICLE 5 or the Seller Disclosure Schedule to a document or information being “provided” or “delivered” to Buyer, the document or information will be conclusively established as having been “provided” or “delivered” to Buyer if posted to the Data Room at least three (3) Business Days prior to the date hereof.

12.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified from time to time prior to the Closing, with respect to any of the terms contained herein, except that all amendments and modifications must be set forth in a writing duly executed by Buyer and Seller. Each Seller Shareholder acknowledges and agrees that any amendment of any provision of this Agreement or any Ancillary Agreement that is duly executed by Seller will be binding against that Seller Shareholder except that no Seller Shareholder will be bound without its prior written consent to any material modification of the (a) representations or warranties regarding such Seller Shareholder set forth in ARTICLE 5, (b) the express covenants and obligations of such Seller Shareholder set forth in ARTICLE 7, ARTICLE 8 or Section 11.3(b), or (c) the limitation on such Seller Shareholder’s liability set forth in Section 11.4(b).

12.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled to compliance, but any waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, the consent must be given in writing in the same manner as for waivers of compliance. The foregoing notwithstanding, each Seller Shareholder acknowledges and agrees that any waiver of any provision of this Agreement or any Ancillary Agreement that is duly executed by Seller will be binding against that Seller Shareholder.

12.4 No Third Party Beneficiaries. Nothing in this Agreement will entitle any Person (other than a party hereto and its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

12.5 Fees and Expenses. Each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals; provided that, for the avoidance of doubt, the parties acknowledge and agree that Buyer has paid the filing fee for the parties’ submissions under the HSR Act and such fee shall be non-refundable in all cases.

12.6 Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to Seller, to:	Northern Star Industries, Inc.
130 North Industrial Drive
Iron Mountain, Michigan 49801
Attention: David J. Brule
Fax: (906) 779-4202

With a copy to:	Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202
Attention: Christopher B. Noyes
Fax: (414) 273-5198

or to such other person or address as Seller may furnish to the other parties in writing in accordance with this Section 12.6.

If to Buyer, to:	The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420-1196
Attention: General Counsel
Fax: (952) 887-8920

With a copy to:	Oppenheimer Wolff & Donnelly LLP
222 South Ninth Street, Suite 2000
Minneapolis, MN 55402
Attention: Timothy J. Scallen, Esq.
Fax: (612) 607-7100

or to such other person or address as Buyer may furnish to the other parties in writing in accordance with this Section 12.6.

If to a Seller Shareholder, to:	c/o David J. Brule
Northern Star Industries, Inc.
130 North Industrial Drive
Iron Mountain, MI 49801
Fax: (906) 779-4202

or to such other person or address as such Seller Shareholder may furnish to the other parties in writing in accordance with this Section 12.6. Each Seller Shareholder hereby designates the above-named individual as its agent for receipt of notices hereunder unless and until notice of a successor designee is given in accordance herewith.

12.7 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by Seller or the Seller Shareholders without the prior written consent of Buyer. Prior to Closing, Buyer may not assign (whether voluntarily, involuntarily, by operation of law or otherwise) this Agreement, in whole or in part, without the consent of Seller or Seller Shareholders, except that Buyer may assign this Agreement, in whole or in any part and from time to time, to any Subsidiary or other Affiliate of Buyer provided Buyer remains bound by this Agreement jointly and severally with any such assignee. Subject to the terms of the Promissory Note, after Closing, Buyer may assign (whether voluntarily, involuntarily, by operation of law or otherwise) this Agreement, in whole or in any part and from time to time without the consent of Seller or the Seller Shareholders provided Buyer remains bound by this Agreement jointly and severally with any such assignee. Any assignment or purported assignment in violation of this Section 12.7 will be void and of no force or effect. Without limiting the generality of the foregoing, and solely for purposes of clarity, the foregoing restriction on assignment prohibits and invalidates any assignment, distribution or other transfer (and any purported assignment, distribution or other transfer) of any rights to receive or other interest in or with respect to the purchase price payable hereunder.

12.8 Governing Law; Arbitration and Mediation.

(a) This Agreement and, except as otherwise expressly stated therein, the Ancillary Documents, and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including matters of validity, construction, effect, performance and remedies.

(b) Except as otherwise provided in Sections 8.2 and 8.3, all Arbitrable Claims arising between the parties in connection with this Agreement will be finally resolved by arbitration administered by JAMS under and in accordance with its JAMS Comprehensive Arbitration Rules and Procedures, and judgment on the award rendered by the arbitrator may be entered by any court having competent jurisdiction. The term “Arbitrable Claims” means any claims, disputes, controversies, demands, causes of action (whether arising under state or federal statutes, equity, the common law or any other applicable Law), damages, claims or demands for equitable relief, other matters in question between or among Seller, the Seller Shareholders and Buyer under this Agreement or arising out of the negotiation, execution, delivery (including the fraudulent inducement thereof), or performance of this Agreement and other matters for which this Agreement specifically provides for arbitration, but specifically excludes any matters of injunctive relief or specific performance specifically reserved to a party under this Agreement. Disputes will be identified by the aggrieved party by notice of dispute in writing to the other party setting forth with particularity the issues responsible for the dispute. Upon receipt of such notice, the parties will attempt in good faith to resolve the dispute and, if they fail to resolve the dispute, will mediate such dispute pursuant to Section 12.8(c) prior to submitting the dispute to arbitration. In the event that the parties cannot amicably resolve the issues prior to or as a result of mediation, the dispute will be submitted to arbitration. The arbitration will take place in Chicago, Illinois. The party initiating arbitration will request a list of five impartial arbitrators from the office of JAMS located in or nearest the city in which the arbitration is to take place. From this list, the parties will alternately strike arbitrators (with the party initiating arbitration making the first strike) until one name is left. The parties agree to facilitate the arbitration by: (a) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (b) observing strictly the time periods established by the JAMS Comprehensive Arbitration Rules and Procedures or by the arbitrator(s) for the submission of evidence and briefs. Discovery in the arbitration will be as limited as reasonably possible and in no event will a party be entitled to take more than three depositions (each deposition completed in no more than seven hours), ask more than ten narrowly focused interrogatories (sub-parts of an interrogatory deemed as a separate interrogation), or make more than fifteen narrowly focused document requests (sub-parts of a request deemed as a separate request). Any up-front fees payable to the arbitrator(s) or like up-front fees will be divided equally between Buyer and Seller; provided, however, that the prevailing party will be reimbursed its costs, including reasonable attorneys’ fees and arbitration expenses, proportionate to the degree of its success from the other party if, and only to the extent, expressly determined in the arbitrator’s award.

(c) Arbitrable Claims will be submitted to mediation (assuming other good faith attempts to resolve the dispute have failed) prior to submitting such claim to arbitration pursuant to Section 12.8(b). The mediation will take place in Chicago, Illinois, unless another location is agreed by the parties. If the parties are unable to agree upon a mediator, each party will select a mediator, which mediators in turn will select the mediator of the dispute. Each party’s representation at the mediation will include a business representative having full settlement authority. The parties will use best efforts to schedule the mediation within 30 days of the delivery of a request for mediation. Any mediation will be non-binding and anything presented in any mediation will be subject to Federal Rule of Evidence 408. The parties acknowledge that they agree to mediate disputes in hopes of amicably resolving the matter before incurring significant attorneys’ fees which may act as a barrier to settlement of the dispute at a later time. Accordingly, the parties will mediate in good faith and use reasonable efforts to reach a resolution of the matter.

12.9 Counterparts. This Agreement and each of the Ancillary Documents may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and the Ancillary Documents will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement and the Ancillary Documents may be executed and delivered by facsimile or pdf transmission and a facsimile or pdf transmission will constitute an original for all purposes, except as may be otherwise required by law. At the request of any party, the parties will confirm a facsimile or pdf transmission by signing a duplicate original document.

12.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Ancillary Documents are not performed in accordance with their specific terms or otherwise are Breached. Therefore, each party (a) hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection with any such remedy; and (b) agrees that the other parties will be entitled to specific performance of this Agreement and the Ancillary Documents in any Proceeding initiated to enforce the terms hereof, including the issuance of an Order or Orders to prevent or restrain any actual or threatened Breach of this Agreement or the Ancillary Documents, in each case without any requirement to post any bond or provide other security. The remedy of specific performance will be in addition to any other remedy or remedies to which the other parties may be entitled at law or in equity. The provisions of Sections 8.2(c) and 8.3(c) hereof shall govern and control, with respect to the matters set forth therein, over this Section 12.10.

12.11 Entire Agreement. This Agreement, including the appendices, addenda, annexes, exhibits and schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to the subject matter of this Agreement (including the Letter of Intent dated September 3, 2014 among Buyer, Seller and the Seller Shareholders), other than the Confidentiality Agreement. The Confidentiality Agreement will terminate and cease to be of any further force or effect as of the Closing; provided that Buyer shall remain bound thereby for the Restricted Period with respect to confidential information (as defined in the Confidentiality Agreement) of Seller that is not Confidential Information within the meaning of this Agreement and does not otherwise relate to the Business, including (i) confidential information specifically regarding the Selling Shareholders and/or, (ii) confidential information specifically and exclusively related to the Systems Control business division of Seller. No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein will constitute an agreement among the parties hereto or modify the terms of this Agreement. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement or any amendments hereto adopted as provided herein.

12.12 Severability. If any term or other provision of this Agreement or any of the Ancillary Documents is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement or such Ancillary Document, as applicable, so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. The provisions of Section 8.3(c) shall govern and control shall govern and control, with respect to the matters set forth therein, over this Section 12.12.

12.13 WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

12.14 Definitions.

“Accounts Receivable” is defined in Section 1.2(b).

“Adjustment Amount” is defined in Section 2.3(d).

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Alternative Transaction” is defined in Section 7.2(a).

“Ancillary Document” means all agreements, certificates, instruments and other documents executed and delivered by one or more parties in connection with the execution, delivery and performance of this Agreement.

“Annual Financial Statements” is defined in Section 4.6(a).

“Assigned Contracts” is defined in Section 1.1(d).

“Assignment and Assumption Agreement” is defined in Section 3.2(a).

“Assumed Accounts Payable” is defined in Section 1.3(c).

“Assumed Employee Liabilities” is defined in Section 1.3(d).

“Assumed Liabilities” is defined in Section 1.3.

“Assumed Warranty Liabilities” is defined in Section 1.3(b).

“Authority” means any U.S. or non-U.S. federal, state, provincial, local or other governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority. For clarity, this term includes the New York Stock Exchange.

“Balance Sheet Objection Notice” is defined in Section 2.3(b).

“Balance Sheet Resolution Period” is defined in Section 2.3(b).

“Basket” is defined in Section 11.4(a).

“Bill of Sale” is defined in Section 3.2.

“Breach” means (a) with respect to any Contract, any breach of or inaccuracy in any representation or warranty given in connection with the Contract, any breach of or failure to perform or comply with any covenant or obligation in connection with the Contract, or the occurrence of any default or event of default, however defined, in connection with the Contract, or (b) with respect to any Law or Order (including any Permit), any violation or other failure to comply with any obligation or restriction contained in or imposed by the Law or Order (including any Permit).

“Business” is defined in Recital A.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Minneapolis, Minnesota are permitted or required to be closed.

“Business Employees” means employees of Seller who are (a) dedicated to the Business or spend a majority of time working on matters pertaining to the Business and (b) listed on Schedule 4.15(a).

“Business Information” is defined in Section 1.1(h).

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Employment Start Date” is defined in Section 7.6(a).

“Buyer Indemnified Parties” is defined in Section 11.3(a).

“Buyer Information” is defined in Section 8.2(a)(i).

“Buyer Receivables” is defined in Section 8.5(b).

“Cap” is defined in Section 11.4(a).

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” is defined in Section 2.3(a).

“Closing Cash Consideration” is defined in Section 2.1(c).

“Closing Date” is defined in Section 3.1.

“Closing Net Assets” is defined in Section 2.1(a).

“COBRA” is defined in Section 4.16(f).

“Code” means the Internal Revenue Code of 1986.

“Collateral Subordination Agreement” is defined in Section 3.2(k).

“Commitment” is defined in Section 7.5(b).

“Confidentiality Agreement” means the confidentiality agreement, dated as of July 15, 2013, between Buyer and Seller.

“Confidential Information” is defined in Section 8.2(a).

“Consent” means any consent, approval, ratification, waiver or other authorization.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Copyright” means any registered or unregistered writing or other work of authorship.

“Data Room” means the electronic documentation site established by Seller for centralizing due diligence materials in connection with the transactions contemplated by this Agreement, administered as of the date of this Agreement through the Box.com service.

“DGCL” means the Delaware General Corporation Law.

“Employment Agreement” is defined in Section 3.2(j).

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, conditional sale or other security arrangement, collateral assignment, adverse claim of title, ownership or right to use, restriction, right of first refusal or offer or other encumbrance of any kind in respect of such asset or security.

“Environment” means soil, land surface or subsurface strata, surface water, ground water, drinking water supplies, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource, and “Environmental” means having to do with any of the foregoing.

“Environmental Law” means any applicable Law, Permit or Order relating to the pollution, contamination, protection or clean-up of the Environment or to human health, including any Law, Permit or Order that requires record-keeping, notification or reporting of matters relating to the Environment in effect as of the Closing Date.

“Environmental Liabilities” means all liabilities, costs, expenses, penalties, fines, damages claims, demands or actions arising under Environmental Law, common law or based on Contract, including any (a) cleanup, removal, corrective, containment or other remediation or response actions or (b) actual or alleged violation of any Environmental Law in connection with Seller’s operation of the Business or ownership, occupancy or use of the Facilities.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Estimated Net Assets” is defined in Section 2.2.

“Existing Finished Goods” is defined in Section 1.3(b).

“Facilities” is defined in Section 4.8(c).

“Final Closing Balance Sheet” is defined in Section 2.3(c).

“Financial Statements” is defined in Section 4.6(a).

“Former Real Property” is defined in Section 4.20(c).

“GAAP” means accounting principles generally accepted in the United States.

“Governing Documents” means, with respect to a specified Person, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if a trust, the trust agreement or similar formation documents; (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (g) all stockholders’ and other equity holders’ or trustee agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the stockholders, trustees, owners or other equity holders of any Person; and (h) any amendment or supplement to any of the foregoing.

“Hazardous Material” means any liquid, solid or gaseous substance of any kind or nature that is regulated under any Environmental Law, including petroleum products and by-products, asbestos and asbestos-containing materials, medical and infectious wastes, urea formaldehyde, polychlorinated byphenyls, radon gas, radioactive substances and chlorofluorocarbons and other ozone-depleting substances.

“High Value Components” means engineered components purchased from Third Parties that are assembled into the applicable product without fabrication (e.g., hydraulics, head lights, controls, etc.).

“Hired Business Employees” means Non-IBEW Business Employees and IBEW Business Employees who accept Buyer’s offer of employment pursuant to the terms of the Personnel Agreement.

“IBEW Business Employees” means Business Employees who are covered by the collective bargaining agreement between Seller and the IBEW Union.

“IBEW Union” is the International Brotherhood of Electrical Workers Local Union 2221.

“Indebtedness” means, with respect to Seller, without duplication, (a) all obligations evidenced by a note, bond, debenture, credit agreement or similar instruments for the payment of which Seller is liable, (b) all obligations with respect to letters of credit, (c) all obligations under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements, (d) all obligations for any borrowed money or under any purchase money financing or capitalized lease obligation, (e) all obligations for the deferred purchase price of real property and (f) all guarantees issued in respect of the obligations described in clauses (a)-(e) above of any other Person, in each case including the aggregate principal amount of, and any accrued interest and applicable pre-payment, termination or redemption charges, premiums or penalties and any other fees, costs and expenses with respect to all such obligations and guarantees.

“Indemnified Party” is defined in Section 11.5(a).

“Indemnifying Party” is defined in Section 11.5(a).

“Information Statement” is defined in Section 4.3(d).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license and whether registered or unregistered, including all (a) Marks, Patents and Copyrights; (b) confidential and/or proprietary information, trade secrets and know-how, including customer lists, customer data, technical information, plans, drawings, designs, formulae, process technology, manuals, data, records, procedures, product packaging instructions, product specifications and formulations, analytical methods, sources and specifications for raw materials, health and safety information, environmental compliance and regulatory information, research and development records, data and reports; (c) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation; and (d) claims, causes of action and defenses relating to the enforcement of any of the foregoing.

“Inventory” is defined in Section 1.1(b).

“IRS” means the United States Internal Revenue Service.

“Latest Balance Sheet Date” is defined in Section 4.6(a).

“Latest Interim Balance Sheet” is defined in Section 4.6(a).

“Latest Interim Income Statement” is defined in Section 4.6(a).

“Latest Interim Financial Statements” is defined in Section 4.6(a).

“Law” means any U.S. or non-U.S. federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation, policy, guideline, ruling, Order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Authority.

“Leased Real Property” is defined in Section 4.8(b).

“Leases” is defined in Section 4.8(b).

“Legal Restraint” is defined in Section 9.1(b).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Losses” means all Liabilities, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or reasonable costs or reasonable expenses of any and all investigations, proceedings, judgments, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other advisors and experts).

“Major Shareholders” means each of David J. Brule and David J. Brule II.

“Mark” means any registered or unregistered trademark, service mark, trade name, product name, d/b/a, certification mark, Internet domain name, uniform resource locator, slogan, logo, symbol, trade dress or other indicia of origin.

“Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance or condition (whether considered individually or in the aggregate with other changes, effects, events, violations, inaccuracies, circumstances or conditions) that (a) has had or would reasonably be expected to have a material adverse effect on the Purchased Assets or the business, operations, results of operations, assets, properties, Liabilities, financial condition or financial performance of the Business, taken as a whole, or (b) materially impedes or delays, or is reasonably likely to materially impede or delay, the consummation of the transactions contemplated by this Agreement, except that none of the following will be considered (either alone or in combination) in determining whether a Material Adverse Effect has occurred: (i) general changes in the United States or global economic or political conditions, (ii) any action or inaction by Seller or any Seller Shareholders that Buyer approves or consents to in writing or that is expressly contemplated by this Agreement or otherwise taken or not taken in compliance with or in performance of the express terms of this Agreement, (iii) changes in any generally applicable Laws or generally applicable accounting regulations or principles (except to the extent that such developments have a disproportionate effect on Seller), (iv) changes directly resulting from the execution and delivery of this Agreement or consummation of the transactions contemplated hereby, including without limitation the announcement of the transactions contemplated by this Agreement and (v) conditions generally affecting the industries in which the Business operates (except to the extent that such conditions have a disproportionate effect on Seller relative to similarly situated industry participants).

“Material IP” is defined in Section 4.17(a).

“Neutral Auditor” means the accounting firm identified in Section 2.3(c) or, if such Person is unwilling or unable to serve, such other nationally recognized accounting firm that Buyer and Seller may designate by mutual agreement.

“Non-Competition Agreements” is defined in Section 3.2(i).

“Non-IBEW Business Employees” means Business Employees who are not IBEW Business Employees.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority or arbitrator.

“Ordinary Course of Business” means, with respect to a specified Person, action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of such Person’s normal operations, and (b) does not require authorization by such Person’s board of directors, stockholders, partners or other owners or equity holders, trustees, lenders, beneficiaries or other Persons acting in a similar capacity and does not require any other separate or special authorization or Consent.

“Owned Real Property” is defined in Section 4.8(a).

“Patent” means any patent, patent application (including any reissue, division, continuation-in-part or extension), invention or discovery that may be patentable and any improvements thereto.

“Patent Assignment Agreement” is defined in Section 3.2(b).

“Payment Objections” is defined in Section 7.5(d).

“Permit” means any Consent, license, registration, certification, listing or permit issued, granted, given or otherwise made available by or under the authority of any Authority or recognized Third Party certification or standards organizations (including the International Standardization Organization, Underwriter’s Laboratories, the National Sanitation Foundation, the Canadian Standards Association, and their equivalents) or pursuant to any Law.

“Permitted Encumbrance” means any Encumbrance regarding (a) Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s, warehouseman’s or other similar liens (inchoate or otherwise) arising or incurred in the Ordinary Course of Business in respect of obligations which are not overdue and are not otherwise material to the business or assets of the Business, (c) requirements and restrictions of zoning, building and applicable Law that apply to the Owned Real Property, with respect to which the Owned Real Property is in compliance in all material respects and (d) matter disclosed on Schedule 12.14.

“Person” means an individual natural person or any corporation, partnership, limited liability company, limited liability partnership, joint stock company, business or other trust (including a grantor retained annuity trust), unincorporated association, joint venture or other entity (including any Authority).

“Personnel Agreement” is defined in Section 3.2(m).

“Physical Count Net Adjustment” is defined in Section 2.3(e).

“Physical Count Objection Notice” is defined in Section 2.3(e).

“Plans” is defined in Section 4.16(a).

“Pre-Closing Period” means the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE 10.

“Prepaid Expenses” is defined in Section 1.1(c).

“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or arbitrator.

“Product Liability Claim” is defined in Section 4.25.

“Promissory Note” is defined in Section 2.1.

“Purchase Price” is defined in Section 2.1(a).

“Purchased Assets” is defined in Section 1.1.

“Real Property” means any parcel or tract of land, including any and all buildings, structures, fixtures and improvements located thereon, including those under construction, and all privileges, rights, easements and appurtenances belonging to or for the benefit thereof.

“Release” means any spill, emission, discharge, leak, escape, injection, deposit, disposal, dispersal, leach, migration or other release or threatened release, however defined and whether intentional or unintentional, of any Hazardous Material into, within or otherwise affecting the Environment.

“Required Consents” is defined in Section 3.2(l).

“Required Post-Closing Financial Statements” is defined in Section 8.7.

“Required Shareholder Vote” is defined in Section 4.3(c).

“Restricted Period” means the period from the Closing until 11:59 p.m. (Central Time) on the five year anniversary of the Closing.

“Retained Assets” is defined in Section 1.2.

“Retained Liabilities” is defined in Section 1.4.

“SEC” is defined in Section 8.7.

“Seller” is defined in the first paragraph of this Agreement.

“Seller Board” means the board of directors of Seller.

“Seller Disclosure Schedule” is defined in the preamble to ARTICLE 4.

“Seller Indemnified Parties” is defined in Section 11.2.

“Seller Shareholder” is defined in the preamble to this Agreement.

“Shareholder Representative” is defined in Section 3.4.

“Stock Licenses” means licenses for standard “off-the-shelf” computer software having an annual per license cost of less than $10,000.

“Subsidiary” means, with respect to a specified Person, any other Person in which more than 50% of the securities or other ownership or equity interests having the power to (a) elect a majority of the other Person’s board of directors or other governing body or (b) otherwise direct the business and policies of the other Person, are owned or controlled, directly or indirectly, by (x) the specified Person, (y) the specified Person and one or more Subsidiaries of the specified Person, or (z) one or more Subsidiaries of the specified Person.

“Survey” is defined in Section 7.5(a).

“Tangible Personal Property” is defined in Section 1.1(a).

“Tax” means (a) any income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), Environmental (including taxes under Code Section 59A), windfall profit, capital gain, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security (or the equivalent), unemployment, disability, Real Property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever (including, for clarity, any amounts owed to any Authority or other Person in respect of unclaimed property or escheat laws) and any interest, penalty, addition to tax or additional amount, whether disputed or not, thereon imposed, assessed or collected by or under the authority of any Authority responsible for the imposition of the tax, (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable Period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this definition as a result of being a party to a tax sharing Contract, a transferee of or successor to any Person, or as a result of any express or implied Liability to assume the tax or to indemnify any other Person.

“Tax Return” means any return, statement, declaration, claim for refund, report, estimate, notice, form, schedule, informational return, statement or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to Taxes.

“Taxable Period” means any taxable year, any other period that is treated as a taxable year, or any other period, or portion thereof, in the case of a Tax imposed with respect to another period (such as a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Termination Date” is defined in Section 10.1(b)(i).

“Third Party” means any Person who is not a party to this Agreement.

“Third Party Claim” is defined in Section 11.6(a).

“Title Evidence” is defined in Section 7.5(b).

“Title Insurer” is defined in Section 7.5(b).

“Title Policy” is defined in Section 7.5(e).

“Top Dealer” means any dealer of the Business from which Seller derived revenue of $500,000 or more in any of 2012, 2013 or 2014.

“Top Supplier” is defined in Section 4.21(b)(iii).

“Trademark Assignment Agreement” is defined in Section 3.2(c).

“Transfer Taxes” is defined in Section 8.4.

“Transition Services Agreement” is defined in Section 3.2(h).

“Union” is defined in Section 4.15(b).

“WARN” means The Worker Adjustment and Retraining Notification Act of 1988 and any other similar Law requiring advance notification of the termination of Employees.

“Written Consent” is defined in Recital E.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

BUYER:

THE TORO COMPANY

By:	/s/ Peter M. Ramstad
Name:	Peter M. Ramstad
Title:	Vice President, Human Resources and Business Development

SELLER:

NORTHERN STAR INDUSTRIES, INC.

By:	/s/ David J. Brule
Name:	David J. Brule
Title:	President and Chief Executive Officer

SELLER SHAREHOLDERS:

/s/ David J. Brule	/s/ David J. Brule II
David J. Brule	David J. Brule II

/s/ Jonathan Brule	/s/ Ellette P. Nyman
Jonathan Brule	Ellette P. Nyman

BRULE 2014 GRAT

/s/ Anne-Marie Brule Kavulla	/s/ David J. Brule
Anne-Marie Brule Kavulla	By:	David J. Brule
	Its:	Trustee

[Signature Page to Asset Purchase Agreement]